FORM 1-A POST QUALIFICATION AMENDMENT OFFERING CIRCULAR

REGULATION A OFFERING CIRCULAR UNDER THE SECURITIES ACT OF 1933

DATED [DATE PQA], 2026

FOR

FRONTIERAS NORTH AMERICA, INC., A WYOMING CORPORATION

1000 Main Street Suite 2300

Houston, TX 77002

(602) 509-0950

www.frontieras.com

UP TO 8,081,635 SHARES OF CLASS C COMMON STOCK

Minimum Purchase per Investor: 150 shares of non-voting Class C Common Stock ($1,351.50), plus a 3% Investor Processing Fee.

Frontieras North America, Inc. ("Frontieras," "Company," "Issuer," "we," "us," or "our") is increasing the number of shares authorized in this offering to up to 8,081,635 total authorized shares of our non-voting Class C Common Stock (our "Class C Common Stock" or the "Securities") at a price of $9.01 per share, for a Maximum Offering Amount of $74,999,997.29 (the "Maximum Offering Amount"). As of March 31, 2026, the Company had sold 1,584,318 shares under the existing Regulation A offering at prices of $7.38 to $7.77 per share for gross proceeds of $11,898,312.03. All such previously sold shares count against the Maximum Offering Amount. This Post-Qualification Amendment supersedes and replaces the prior Offering Circular dated December 15, 2025 and Supplement Nos. 1 and 2. The Company will charge investors a fee ("Investor Processing Fee") of 3% of their investment amounts up to a maximum fee of $80 per transaction. The Maximum Offering Amount includes the Investor Processing Fee total for all investments. For more information on the securities offered hereby, please see the item titled "Securities Being Offered" on page 73.

The minimum investment amount is $1,351.50, plus a 3% processing fee per investor. Investors cannot purchase fractional shares of Class C Common Stock. Investors whose purchase of Class C Common Stock is accepted shall be referred to herein individually as a "Stockholder" or collectively as the "Stockholders." Stockholders of the Company shall be subject to the terms of the Articles of Incorporation and the Amendment to the Articles of Incorporation thereto (collectively, the "Articles of Incorporation") (see Exhibits 2.1 - Articles of Incorporation, Exhibit 2.2 - Articles of Amendment and Article V Text), and the Bylaws of the Company (the "Bylaws") (see Exhibit 2.3 - Bylaws of Frontieras North America (collectively, the "Governing Documents")).

The sale of Shares will commence within two calendar days from when this Offering Statement (as may be amended, this "Offering Statement") is qualified by the SEC. The Shares will be sold on a "best efforts" and ongoing basis to investors who meet the Investor Suitability standards as set forth herein (the "Offering"). The Offering will terminate on the earliest to occur of (i) the date subscriptions for the Maximum Offering Amount have been accepted, (ii) the date which is three years from the date our Offering Statement, as amended, is initially qualified by the Commission, or (iii) any earlier date on which we elect to terminate the offering.

The Company has authorized 500,000,000 shares of Class A Common Stock, 250,000,000 shares of Class B Common Stock, and 250,000,000 shares of Class C Common Stock. Our affiliate, Frontier Applied Sciences, Inc. ("FAS") together with our executive officers and directors beneficially own or control, directly or indirectly, Class B Common Stock ("Class B Common Stock") shares. Class B Common Stock shares entitle the holder to ten (10) votes per Class B Common Stock share, which is ten (10) times the voting power of the Class A Common Stock. Other than voting rights, the Company's Class C Common Stock and Class A Common Stock have the same rights, preferences and privileges.

	Price to Public	Underwriting, discount and commissions (1)(2)	Proceeds to Issuer before expenses
Price per share (2)	$9.01	$0.41	$8.60
Investor Processing fee per share	$0.27	$0.01	$0.26
Price per share plus processing fee	$9.28	$0.42	$8.86
Total investment minimum without processing fee	$1,351.50	$60.82	$1,290.68
Total investment minimum with processing fee	$1,392.05	$62.64	$1,329.41
Total Maximum with processing fee (3)	$74,999,997.29	$3,374,999.88	$71,624,997.41

*All figures above rounded to nearest penny

(1) The Company has engaged DealMaker Securities, LLC, a FINRA/SIPC registered broker-dealer ("Broker") and its affiliates, to perform broker-dealer administrative and compliance related functions in connection with this offering. The Broker does not purchase any securities from the issuer with a view to sell those for the issuer as part of the distribution of the security. Previously, there have been payments of accountable expenses to the Broker and affiliates totaling $55,000.  We pay $10,000 per month for marketing, advisory, and technology management fees not to exceed $90,000. In addition, we will pay up to $1,125,000 for supplemental marketing and media management services. The Broker will also receive up to 4.5% of the amount raised from the sale of Shares in this Offering. The total underwriting compensation associated with the Offering is $4,644,999.88. Please see "Plan of Distribution" for additional information.

(2) Each investor will be required to pay an Investor Processing Fee to the Company at the time of subscription to help offset transaction costs equal to 3.0% of the subscription price per Share, up to a maximum fee of $80 per transaction. No Shares will be issued in consideration for the Investor Processing Fee. The Broker and its affiliates will receive compensation on this fee. The Investor Processing Fee will be counted towards the Maximum Offering Amount and the individual investor limitations for non-accredited investors. The Investor Processing Fee will be rounded to the nearest whole dollar. The Company may waive the requirement to pay the Investor Processing Fee, on a case-by-case basis, for any reason or no reason at all. See "Plan of Distribution" for more details.

(3) Total proceeds to be raised by the Company include up to $72,815,531.35 from the sale of Shares and up to $2,184,465.95 in Investor Processing Fees to the Company. As of March 31, 2026, the Company had sold 1,584,318 shares under the current Regulation A offering at prices ranging from $7.38 to $7.77 per share pursuant to the original offering circular and Offering Circular Supplement No. 1. Shares have been sold between March 31, 2026 and the qualification date of this amended offering circular at $7.77 under Supplement No. 1, and at $8.48 per share under Supplement No. 2 (filed April 10, 2026) to the date of qualification of this offering. The 8,081,635 total shares authorized herein represents the aggregate maximum; all shares previously sold under the original offering circular and any supplements count against this total.

Our common stock is not listed on any national securities exchange, quotation system or the Nasdaq stock market and there is no market for our securities. There is no guarantee, and it is unlikely, that an active trading market will develop in our securities.

This Offering is being made pursuant to Tier 2 of Regulation A (Regulation A Plus), following the Form 1-A offering circular disclosure format.

Investing in our shares of non-voting Class C Common Stock is speculative and involves substantial risk. You should purchase these securities only if you can afford a complete loss of your investment. See "Risk Factors" to read about the more significant risks you should consider before buying our shares of Class C Common Stock.

In offering the shares of Class C Common Stock on behalf of the Company, our Officers will rely on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ("SEC") DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THIS OFFERING TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THAT INFORMATION AND THOSE REPRESENTATIONS SPECIFICALLY CONTAINED IN THIS OFFERING CIRCULAR; ANY OTHER INFORMATION OR REPRESENTATIONS SHOULD NOT BE RELIED UPON. ANY PROSPECTIVE PURCHASER OF THE SECURITIES WHO RECEIVES ANY OTHER INFORMATION OR REPRESENTATIONS SHOULD CONTACT THE COMPANY IMMEDIATELY TO DETERMINE THE ACCURACY OF SUCH INFORMATION AND REPRESENTATIONS. NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR IN THE INFORMATION SET FORTH HEREIN SINCE THE DATE OF THIS OFFERING CIRCULAR SET FORTH ABOVE.

PROSPECTIVE PURCHASERS SHOULD NOT REGARD THE CONTENTS OF THIS OFFERING CIRCULAR OR ANY OTHER COMMUNICATION FROM THE COMPANY AS A SUBSTITUTE FOR CAREFUL AND INDEPENDENT TAX AND FINANCIAL PLANNING. EACH POTENTIAL INVESTOR IS ENCOURAGED TO CONSULT WITH HIS, HER OR ITS OWN INDEPENDENT LEGAL COUNSEL, ACCOUNTANT AND OTHER PROFESSIONALS WITH RESPECT TO THE LEGAL AND TAX ASPECTS OF THIS INVESTMENT AND WITH SPECIFIC REFERENCE TO HIS, HER OR ITS OWN TAX SITUATION, PRIOR TO SUBSCRIBING FOR SHARES OF CLASS C COMMON STOCK. THE PURCHASE OF SHARES OF CLASS C COMMON STOCK BY AN INDIVIDUAL RETIREMENT ACCOUNT, KEOGH PLAN OR OTHER QUALIFIED RETIREMENT PLAN INVOLVES SPECIAL TAX RISKS AND OTHER CONSIDERATIONS THAT SHOULD BE CAREFULLY CONSIDERED.

THE INFORMATION CONTAINED IN THIS OFFERING CIRCULAR HAS BEEN SUPPLIED BY THE COMPANY. THIS OFFERING CIRCULAR CONTAINS SUMMARIES OF DOCUMENTS NOT CONTAINED IN THIS OFFERING CIRCULAR, BUT ALL SUCH SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCES TO THE ACTUAL DOCUMENTS. COPIES OF DOCUMENTS REFERRED TO IN THIS OFFERING CIRCULAR, BUT NOT INCLUDED AS AN EXHIBIT, WILL BE MADE AVAILABLE TO QUALIFIED PROSPECTIVE INVESTORS UPON REQUEST. RULE 251(D)(3)(I)(F) DISCLOSURE. RULE 251(D)(3)(I)(F) PERMITS REGULATION A OFFERINGS TO CONDUCT ONGOING CONTINUOUS OFFERINGS OF SECURITIES FOR MORE THAN THIRTY (30) DAYS AFTER THE QUALIFICATION DATE IF: (1) THE OFFERING COMMENCES WITHIN TWO (2) DAYS AFTER THE QUALIFICATION DATE; (2) THE OFFERING WILL BE MADE ON A CONTINUOUS AND ONGOING BASIS FOR A PERIOD THAT MAY BE IN EXCESS OF THIRTY (30) DAYS FROM THE INITIAL QUALIFICATION DATE; (3) THE OFFERING WILL BE IN AN AMOUNT THAT, AT THE TIME THE OFFERING CIRCULAR IS QUALIFIED, IS REASONABLY EXPECTED TO BE OFFERED AND SOLD WITHIN TWO (2) YEARS FROM THE INITIAL QUALIFICATION DATE; AND (4) THE SECURITIES MAY BE OFFERED AND SOLD ONLY IF NOT MORE THAN THREE (3) YEARS HAVE ELAPSED SINCE THE INITIAL QUALIFICATION DATE OF THE OFFERING, UNLESS A NEW OFFERING CIRCULAR IS SUBMITTED AND FILED BY THE COMPANY PURSUANT TO RULE 251(D)(3)(I)(F) WITH THE SEC COVERING THE REMAINING SECURITIES OFFERED UNDER THE PREVIOUS OFFERING; THEN THE SECURITIES MAY CONTINUE TO BE OFFERED AND SOLD UNTIL THE EARLIER OF THE QUALIFICATION DATE OF THE NEW OFFERING CIRCULAR OR THE ONE HUNDRED EIGHTY (180) CALENDAR DAYS AFTER THE THIRD ANNIVERSARY OF THE INITIAL QUALIFICATION DATE OF THE PRIOR OFFERING CIRCULAR.

THE COMPANY INTENDS TO OFFER SHARES OF CLASS C COMMON STOCK DESCRIBED HEREIN ON A CONTINUOUS AND ONGOING BASIS PURSUANT TO RULE 251(D)(3)(I)(F).

The use of projections or forecasts in this Offering is prohibited. No one is permitted to make any oral or written predictions about the cash benefits or tax consequences you will receive from your investment in our shares of Class C Common Stock.

Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than ten (10%) percent of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, Investors are encouraged to review rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, investors are encouraged to refer to www.investor.gov.

The date of this Offering Circular is [DATE OF PQA].

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This offering circular (this "Offering Circular") contains forward-looking statements that are based on our management's beliefs and assumptions and on information currently available to our management. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as "anticipates," "believes," "could," "seeks," "estimates," "intends," "may," "plans," "potential," "predicts," "projects," "should," "will," "would" or similar expressions and the negatives of those terms. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before investing in our non-voting Class C Common Stock. You should read this entire Offering Circular carefully, including the "Risk Factors" section and our financial statements and the related notes included in this Offering Circular, before making an investment decision.

The Company

Frontieras North America, Inc. is a Wyoming corporation formed on March 25, 2021. The Company's business office is located in Houston, Texas, with additional operations in Scottsdale, Arizona. Frontieras is an affiliate of Frontier Applied Sciences, Inc. ("FAS"), a Nevada corporation. Frontieras operates as an advanced-materials technology development company focused primarily on the energy sector.

Our Business

Frontieras plans to develop refineries which will use our proprietary FASForm™ technology, an advanced form of coal processing that we believe is safer, cleaner, more efficient, and less expensive to build and operate than other coal reformation facilities. This technology, which we license exclusively from FAS for North America, uses a solid-vapor reactive fractionator process that does not consume coal but instead purifies and reforms it by extracting volatiles, moisture, and contaminants.

The primary products produced through our technology include:

• FASCarbon™ - A cleaner, high-energy solid carbon product

• Liquid hydrocarbons (diesel, naphtha, kerosene)

• Hydrogen and methane

• Byproducts including sulfuric acid and fertilizer

We plan to construct our first commercial-scale facility in Mason County, West Virginia, on a 183.4-acre site we acquired in February 2026. Progress has been made on the engineering and design of the facility with Front-End Loading (FEL) stages 1 and 2 completed and FEL 3, which includes detailed engineering and design work, underway. We have also secured a 10-year feedstock term sheet for up to 27 million tons of Pittsburgh #8 coal and have a defined strategy for securing long-term offtake agreements for 100% of our planned production.

Offering Summary

Securities Offered	Up to 8,081,635 shares of non-voting Class C Common Stock
Price per Share	$9.01
Minimum Investment	$1,351.50 (150 shares), plus a 3.0% Investor Processing Fee
Maximum Offering Amount	$74,999,997.29
Use of Proceeds

Primarily to fund the continued development of our Mason County facility, including repayment of the promissory note issued in connection with the January 2026 land acquisition, engineering and design work, site preparation, equipment procurement, and working capital

Offering Component	Shares	Investor Cost Per Share	Aggregate Investor Proceeds*
Shares Previously Sold up to February 13, 2026 (Supplement No. 1) - No longer available for purchase	1,055,997	7.6014	$8,027,055.609
Shares Previously Sold from February 13 through March 31, 2026 - No longer available for purchase	528,321	8.0031	$4,228,205.80
Sold Subtotal	1,584,318
Shares Remaining from Original Qualification	1,803,215	9.2803**	$16,734,376.16
Additional Shares being qualified via Amendment	4,694,102	9.2803	$43,562,674.79

* Inclusive of the 3% Investor Processing Fees
**The unsold balance of 1,803,215 shares were previously priced at $8.48 in Supplement No. 2 (filed April 10, 2026) and are subject to ongoing sales.

Previous and Current Capital Raises

The Company has previously raised capital through several offerings:

• Reg CF offering: $4,603,795 (closed April, 2025)

• Reg CF offering: $845,567 (closed November, 2025)

• Reg D 506(b) offering (1): Up to $5,000,000 (in progress - commenced February 11, 2026)

• Reg D 506(b) 2024-2025 offering: $1,260,000 (closed March 31, 2025)

• Reg D 506(b) 2023 Convertible Notes (2): $744,643 (closed various dates in 2023)

• Reg D 506(b) 2022-2023 offering: approximately $850,000 (closed December 31, 2023)

(1) The Company intends this Reg D 506(b) offering for Class A shares to continue concurrently with the Regulation A Offering. Following the qualification of this Reg A offering, the prior Reg D 506(c) offering (also general solicitation) that commenced on June 9, 2025 was terminated.

(2) These notes were settled through an option agreement with FAS, where noteholders applied proceeds to acquire options for FAS shares and additional Company shares held by FAS. This increased FAS's capital account in the Company by $744,643 as a contribution, with no dilution from new issuances. See MD&A and Note 6 to the Company's 1-K filing (File No. 24R-01016) for further details.

Corporate Information

Our principal executive offices are located at 1000 Main Street Suite 2300, Houston, TX 77002, and our telephone number is (602) 509-0950. Our website address is www.frontieras.com. Information contained on, or that can be accessed through, our website is not incorporated by reference into this Offering Circular.

RISK FACTORS

Investing in our Class C Common Stock shares involves a high degree of risk and is suitable only for investors who can afford to lose their entire investment. You should carefully read all of the risk factors set forth below, together with the other information in this Offering Circular, before deciding whether to purchase the Shares. Additional risks and uncertainties that we do not currently know or that we now deem immaterial may also impair our business.

Forward-looking statements. Many statements in this Offering Circular, including in this section, are forward-looking and involve substantial risks and uncertainties. These statements are qualified in their entirety by the "Cautionary Note Regarding Forward-Looking Statements" on page 6.

If any of the following risks occur, our business, financial condition and results of operations could be materially and adversely affected, and you could lose all or part of your investment.

General Risks Related to our Business and Operations

We have a limited operating history and have generated no revenue from operations. The Company was formed on March 25, 2021, as a Wyoming corporation and has not yet commenced commercial operations or generated any revenue. For the year ended September 30, 2025, we had a net loss of $2,089,223 and an accumulated deficit of $4,052,596. Early-stage companies in heavily regulated industries often experience delays, cost overruns and unforeseen expenses that could materially increase the time before we become cash-flow positive.

Until our first commercial refinery reaches sustained operation, we will need to rely on additional equity and debt financings to fund working capital. If construction or commissioning take longer than planned, we could exhaust our cash resources well before we generate positive cash flow, forcing us to raise funds on dilutive terms or to curtail our business plan.

Our success depends entirely on the successful development and commercialization of our FASForm™ technology. We plan to develop refineries that will use our licensed patented FASForm™ technology for coal processing. Our entire business strategy is centered on this proprietary process. While the technology has completed 12 months of pilot testing, it has never operated at the planned commercial throughput of 10,000 tons per day. Scale-up risks include lower-than-expected thermal efficiency, refractory failure, and unanticipated emissions profiles. If we are unable to successfully develop, implement, or commercialize the FASForm™ technology, if the technology fails to perform as expected, or if we encounter significant technical, regulatory, or commercial challenges in deploying the technology, our business may fail. The FASForm™ technology, while validated by us through pilot testing, has not been proven at commercial scale, and we cannot assure you that we will be able to successfully scale the technology or that it will achieve the anticipated economic and environmental benefits at commercial scale.

We must raise and deploy approximately US $850 million before generating revenue, and adverse market conditions could block that funding. Our first commercial-scale refinery in Mason County, West Virginia, is estimated to cost approximately $850 million to develop and construct. We plan to finance this with approximately 20% equity ($170 million) and 80% debt ($680 million). Even if this Offering is fully subscribed, we will require substantial additional funding from various sources, including debt financing, equity offerings, and potentially strategic partnerships. The development timeline for our first facility extends over two years, during which we will have significant ongoing expenses but no revenue. There is no assurance that we will be able to raise the necessary capital on acceptable terms or at all, complete construction of our facilities on schedule or within budget, or successfully commission and operate our facilities once completed.

Rising interest rates or tightening credit conditions could increase our cost of capital and reduce project returns. Our plan assumes a substantial senior-debt component to finance construction of the first facility; while we currently have no outstanding debt and all prior convertible notes have been settled, future borrowings would be sensitive to benchmark rates and lender spreads. A 100-basis-point increase above our base-case assumptions would materially raise projected debt service and could require higher equity contributions, tighter covenants or additional collateral, delaying financial close or forcing us to seek dilutive equity.

We have acquired the real estate for our first refinery but face risks related to the financing of that acquisition and ongoing site development. On January 16, 2026, we closed on the purchase of approximately 183.4 acres in Mason County, West Virginia for total consideration of $4,835,000, funded in part by a $3,585,000 secured promissory note payable to BJ Builders, Inc. bearing interest at 10% per annum, with all principal and accrued interest due July 15, 2026 (the "Promissory Note"). The Promissory Note is secured by a Deed of Trust encumbering the Property. We intend to repay the Promissory Note through proceeds of this Offering or through refinancing, but there can be no assurance we will do so by the maturity date. Failure to repay or refinance could result in default, acceleration, foreclosure, and loss of the Property, which would require us to identify alternative sites at potentially 30% to 40% higher cost and could delay operations by six to twelve months. Even with the Property acquired, we face additional risks related to permitting, environmental issues, construction delays, cost overruns, and securing the substantial additional financing required to complete development of our first commercial-scale facility. See Exhibit 6.2a - Real Estate Option Agreement, Exhibit 6.2c - Addendum No. 10 to Real Estate Option Agreement, Exhibit 6.2d - Real Estate Purchase Agreement, Exhibit 6.2e - Post Closing Covenant Agreement, and Exhibit 6.2f - Promissory Note.

We face significant execution risks during construction and commissioning. Our first facility is projected to take approximately 26 months from notice-to-proceed, but large industrial projects often experience cost overruns and delays. Shortages or price increases in skilled labor, specialty materials, or control systems could materially raise costs or extend schedules. If expenses exceed our 15% contingency or if commissioning reveals technical problems, we may need additional capital or to adjust offtake contracts. Because we rely on a single EPC consortium, contractor failure could require replacements on less favorable terms. Global supply-chain disruptions may also delay delivery of long-lead equipment, increasing carrying costs and reducing expected returns.

Our operations involve significant industrial hazards, and our insurance may not cover all potential losses. Handling coal, high-temperature process streams, hydrogen and sulfuric acid exposes us to explosions, fires, toxic releases and cyber-intrusions and our insurance policies, when bound, may not cover all of these risks. The policies will likely exclude certain environmental liabilities and acts of terrorism. A major incident could result in injuries, environmental remediation obligations and prolonged business interruption. Uninsured or under-insured losses could exceed our balance sheet and force us into bankruptcy.

We rely on third-party rail and other logistics infrastructure that is not yet fully built out. Our plant site is adjacent to the CSX rail network, but a dedicated spur and loading facilities must be engineered, permitted and constructed before start-up. Similarly, we will barge products in and out of our site, but barge moorings must be designed, permitted and constructed prior to facility start-up. Delays caused by weather, labor disputes, or FRA permitting could prevent timely delivery of feedstock or shipment of finished products. Because we will also barge products on the Ohio River, low-water events or lock maintenance could further disrupt logistics. Prolonged interruptions could trigger force-majeure clauses or penalties under any offtake agreements we prospectively enter into.

Our business depends on securing a long-term coal supply agreement that has not been executed. We are negotiating for a multi-year contract to source Pittsburgh #8 coal, but no binding agreement is in place. If we cannot secure this agreement on acceptable terms, or if the supplier defaults, faces operational issues, or if coal prices rise significantly, our ability to operate economically could be materially impaired.

We are exposed to commodity price volatility, and our planned offtake agreements are not yet finalized. We have not yet executed binding multi-year agreements for the sale of our planned production. Even if finalized, pricing is expected to be tied to global benchmarks, which could result in reduced cash flow and an inability to service debt during downturns. Short-term swings may require additional borrowings to fund inventory or margin calls, and a prolonged decline in steel or transportation-fuel markets could lead counterparties to defer purchases or seek price concessions.

We may face intense competition from larger, well-funded energy companies and alternative technologies. Many incumbent refiners and chemical companies possess deeper financial resources, vertically integrated supply chains and established customer bases. They are actively developing cleaner coal, natural-gas and renewable alternatives that may achieve lower carbon intensity at lower cost. If a competitor commercializes a superior low-carbon process before we achieve scale, we could lose market share, face lower margins, and find it difficult to finance additional projects.

Our management team has never operated a commercial-scale coal-refining facility, and we may struggle to hire qualified personnel. Our management team, while experienced in related industries, has never operated a commercial-scale refining facility like the one we plan to build. Accordingly, we plan to mitigate this risk by hiring a nationally recognized Operations & Maintenance (O&M) firm, Consolidated Asset Management Services ("CAMS") to operate the facility on our behalf. CAMS must recruit approximately 25-30 skilled operators, maintenance staff and safety professionals in a competitive labor market. If CAMS cannot attract or retain key personnel-or if organized-labor actions disrupt operations-commissioning could be delayed and ongoing operations could suffer reduced reliability and higher costs. Furthermore, our operational success will depend on CAMS' ability to establish effective operational protocols, train personnel, ensure safety compliance, maintain equipment, and manage complex industrial processes.

Severe weather, force-majeure events and cybersecurity threats could cause prolonged outages beyond our insurance coverage. Our Mason County site lies within the Ohio River Valley, an area susceptible to floods, severe storms and extreme temperature swings. Climate change may increase the frequency or severity of such events. We intend to carry business-interruption insurance, but deductibles and exclusion clauses could leave us under-insured. As critical infrastructure, the facility could also be a target for cyber-intrusions or terrorist acts. A successful cyberattack on our process-control systems could trigger safety shutdowns, environmental releases or long outages, any of which could materially impair our financial performance.

Conflicts of interest and related-party transactions with Frontier Applied Sciences, Inc. ("FAS") may result in decisions that are not in the best interests of all shareholders. FAS owns approximately 26.5% of our outstanding shares and, through Class B super-majority shares held by our founders, FAS and our Founders together control about 86.88% of Frontieras' voting rights. Two of our directors and a senior officer hold similar positions at FAS, giving FAS significant influence over decisions involving inter-company royalties, cost-sharing arrangements, service agreements and any future amendments to those arrangements. Subject to any fiduciary duties owed to our other shareholders under Wyoming law, FAS and its affiliates will be able to exercise complete influence over matters requiring shareholder approval, including the election of directors and approval of significant Company transactions, and will have control over the Company's management and policies. As such, FAS and its affiliates may have interests that are different from yours. For example, they may support proposals and actions with which you may disagree. The concentration of voting ownership could delay or prevent a change in control of the Company or otherwise discourage a potential acquirer from attempting to obtain control of the Company, which in turn could reduce the price potential investors are willing to pay for the Company. In addition, FAS and its affiliates could use their voting influence to maintain the Company's existing management, delay or prevent changes in control of the Company, issue additional securities which may dilute you, repurchase securities of the Company, enter into transactions with related parties or support or reject other management and board proposals that are subject to shareholder approval.

Although we intend to recruit additional independent directors before construction financing, a board influenced by FAS affiliates may approve terms that favor FAS over our other shareholders. Potential conflicts include the timing and amount of royalty payments, allocation of overhead costs and prioritization of process improvements developed by FAS. The risk that our interests diverge from those of FAS is heightened by our reliance on FAS's proprietary technology, the termination risk of which is discussed under "Risks Related to Our Intellectual Property and Technology." Decisions driven by related-party considerations could reduce margins, restrict cash flow or otherwise impair the value of your investment.

Risks Related to Our Industry and Our Suppliers

Changes in coal-mining regulation could interrupt our feedstock supply or materially increase its cost. Coal mining in the United States is governed by an extensive and evolving framework of federal, state and local laws covering mine-safety, land use, water-quality, reclamation, greenhouse-gas ("GHG") emissions and worker benefits. Our supplier must maintain numerous permits and approvals and comply with regulations administered by MSHA, the Office of Surface Mining, and state environmental agencies. Amendments to these rules-or new carbon-pricing or royalty schemes-could "delay or otherwise directly adversely affect our suppliers and, indirectly, our operations."

Should future legislation tighten GHG limits, impose higher reclamation bonding, or reinstate rules such as the 2016 "Stream Protection Rule," mining costs could rise or production volumes could be curtailed. If our supplier's permits are delayed, suspended or revoked, deliveries under anticipated coal contracts could fall short of required tonnage. We might then be forced to buy coal on the spot market-potentially at prices exceeding our refinery's economic breakeven-or to shut down operations until supply is restored.

Labor disputes, safety incidents or geologic problems at our coal suppliers could severely curtail deliveries to us. Coal production is labor-intensive and historically subject to strikes, accident-related shutdowns and unexpected geologic events such as roof falls or methane outbursts. Suppliers' mines face significant operational risks, some of which are outside of their control…many of which are not covered fully, or in some cases even partially, by insurance. Our long-term arrangements may not obligate the mine to make up tonnage lost to force-majeure events or compensate us for downstream losses.

A strike of even a few weeks could disrupt the steady-state feed rate our process requires, forcing us to reduce throughput below nameplate capacity. Extended interruptions could also trigger penalties or termination rights under our offtake agreements, further harming cash flow.

Risks Related to Our Intellectual Property and Technology.

We rely on a single 25-year, exclusive license from Frontier Applied Sciences, Inc. ("FAS"); termination or default would cripple our business. On July 22, 2022 we entered into an exclusive U.S. and Canadian license with FAS that grants us the right to use and sub-license the FASForm™ patents and trademark in exchange for an annual fee per operating refinery; no royalties have yet been paid. Either party may terminate the license for specified breaches or insolvency; loss of the license would leave us without alternative technology and would likely require us to cease operations and impair project assets. This risk is somewhat mitigated by the fact that FAS and Frontieras share common management. See Exhibit 6.1 - License Agreement with Frontier Applied Sciences, dated July 22, 2022.

Our licensed patent protection may be insufficient or could expire before we realize a commercial return. FAS owns U.S. Patent 9,926,492 (granted 2018) and Canadian Patent 2,796,353 (granted 2017) covering the Solid-Carbon Fractionation process; related filings exist in eight other coal-producing nations and disclosures have been made in 139 additional PCT countries. These process-based patents may be challenged, narrowed, invalidated or designed around, especially in jurisdictions with weaker IP enforcement. Key claims begin to expire in 2028. If competing technologies emerge or if courts limit the FASForm™ patent scope, we could lose pricing power and face reduced margins long before we have recouped the refinery's capital cost.

We could face costly infringement or misappropriation claims that divert resources and delay commercialization. The coal-conversion and advanced-materials fields are crowded with overlapping patents. Other companies may claim we infringe their IP and that litigation could force us to stop or delay selling product, pay damages or enter into royalty agreements. Even unfounded claims could cause us to expend significant legal fees and management time, delaying project milestones and increasing financing needs. An adverse judgment could bar us from using critical process steps or impose ongoing royalties that erode profitability.

Our trade-secret and cybersecurity protections may be inadequate to prevent loss of proprietary know-how. Beyond patents, FASForm™ depends on confidential process parameters, software logic and operating data stored in digital control systems. We rely on non-disclosure agreements, limited-access protocols and standard IT safeguards; however, insiders or cyber-intruders could still misappropriate key know-how. Once disclosed, trade secrets may lose protection permanently, enabling competitors to replicate our process without paying royalties. A successful cyberattack could also corrupt control recipes, cause safety shutdowns and trigger environmental liabilities. We intend to carry cyber-risk insurance but it may be insufficient to cover a major event.

Risks Related to Regulation, Permitting and Litigation

We must obtain and maintain multiple federal, state and local permits; delay, suspension or revocation of any key permit could halt the project. The refinery requires air-emissions, wastewater-discharge, storm-water, wetlands, endangered-species and hazard-materials permits from the West Virginia Department of Environmental Protection, the U.S. Army Corps of Engineers and the U.S. Environmental Protection Agency. Public-notice and comment periods expose the permits to challenge by environmental groups or neighboring property owners. If any permit is delayed, suspended or revoked, construction could stop and we could incur standby costs that exhaust working capital before the plant generates revenue.

Risks Related to This Regulation A Offering

The following risks arise from the structure, terms and mechanics of this Regulation A Tier 2 offering. They are distinct from the operational and industry risks described above. If any of these events occur, you could lose all or part of your investment, experience substantial dilution, or be unable to sell your securities.

If we do not raise sufficient capital, our business plans will be materially impaired. We are a pre-revenue company with a history of operating losses and a going concern qualification from our independent auditors. As of September 30, 2025, we held $1,473,134 in cash and equivalents. Even if the maximum amount of this Offering is raised, proceeds will be directed primarily toward repayment of the $3,585,000 Promissory Note, early-phase engineering, and working capital; they will not be sufficient to fund construction of our first commercial facility, which we estimate will require approximately $850 million in total capital. We will need to raise substantially more capital through additional equity offerings, project-level debt, or other financing.

The offering price was arbitrarily determined and is not the result of arm's-length negotiation. The $9.01 per Share price was set by our Board in its sole discretion, having been increased from $7.38 per share at the time of initial qualification to $7.77 per share pursuant to Supplement No. 1 and subsequently to $8.48 per share pursuant to Supplement No. 2, after considering factors such as capital needs, comparable private-market transactions and desired post-money ownership percentages. The price bears no direct relationship to book value, assets, earnings or any established trading market. As a result, purchasers in this Offering could pay a price significantly higher than the intrinsic value of the Shares on the date of purchase.

There is no public market for our shares and none may develop. Our Class C Common Stock shares are not listed on any national securities exchange or quoted on any alternative trading system. Even if we later apply for a listing, there can be no assurance the application will be approved or that we will satisfy continued-listing standards. The share purchase agreement described above is contingent on a public listing and does not obligate any broker-dealer to make a market in the shares; consequently, investors may be forced to hold the Shares for an indefinite period and should not expect to liquidate their investment on favorable terms-if at all.

Sales of additional securities-including draws under our share purchase agreement-will dilute existing shareholders and could depress the share price. In November 2024, we entered into a share purchase agreement with an investor for up to $150,000,000 of our Class A Common Stock, exercisable only after a public listing. Draws are priced at 90% of the average daily closing price during the draw-down pricing period and are capped at 400% of the prior 30-day average trading volume; we may set a floor price and prohibit short sales during drawdowns. In connection with a public listing, we will issue warrants representing 6.15% of total equity and pay a 2% commitment fee within one year; if the Company is sold in a private transaction, a 2.5% fee on the total consideration is payable to the investor. Separately, we are conducting a private offering under Rule 506(b) for up to $5,000,000 that may continue alongside this Regulation A offering but will be marketed separately. Any securities sold in that private offering (potentially at prices and on terms different from those in this offering) will increase the number of outstanding shares and could create additional selling pressure. In addition, our equity incentive plan authorizes the issuance of equity awards (including options and restricted stock/units) that, upon grant, vesting or exercise, will further increase the number of outstanding shares. Collectively, issuances under the equity line facility (if we become publicly listed), the Rule 506(b) offering, and the equity incentive plan, will dilute existing shareholders and may place downward pressure on the market price.

Investors will experience immediate and substantial dilution. The net tangible book value of the Company as of September 30, 2025 was approximately $2,677,774, or $0.0107 per outstanding economic share. After giving effect to the sale of up to 8,081,635 Shares in this Offering at $9.01 per Share (maximum) and after deducting estimated Offering expenses, our net tangible book value would increase to approximately $58,318,305, or approximately $0.2250 per Share, representing an immediate increase of approximately $0.2143 per Share to existing shareholders and immediate dilution of approximately $8.7850 per Share to new investors. See "Dilution" for a detailed calculation.

Investors in this Offering will hold Class C Shares with no voting power; Ownership and voting control is concentrated in management and affiliated entities. Class C shares do not carry any votes, while each Class A Share carries one vote and each issued Class B Share carries 10 votes. Immediately after the maximum Offering, FAS and the founders will control approximately 94.8% of the voting power and will therefore be able to elect all directors, approve or block significant corporate transactions and determine the outcome of any matter submitted to shareholders-even if your interests conflict with those of FAS or the founders.

We may fail to remain qualified for the Reg A Tier 2 exemption, which could require rescission of this Offering. The availability of Tier 2 depends on our ongoing compliance with numerous rules, including limits on the amount of securities sold, filing of annual and semi-annual reports, and timely delivery of post-qualification amendments. Inadvertent non-compliance-such as late financial statements or a material misstatement-could cause the exemption to be unavailable, subjecting us to civil liability under Section 12(a)(1) of the Securities Act and obligating us to offer rescission to investors. Such an outcome could materially impair our finances and the value of your Shares.

Conducting concurrent exempt offerings could be deemed integrated with this offering, which could impair our ability to rely on exemptions and require us to modify, suspend, or rescind sales. We may conduct Rule 506(b) offerings concurrently with this Regulation A Offering. Because Rule 506(b) is limited to accredited investors without general solicitation, integration risk is significantly lower than with a general solicitation offering. Nevertheless, if multiple offerings were viewed as part of a single plan of financing, a regulator could assert integration, which could adversely affect the availability of one or more exemptions. We have adopted structural safeguards to minimize this risk, including separate subscription flows, tailored communications, and no cross-conditioning.

Risks Related to Potential Future Public Offering

We may be unable to complete a future public offering or list our Shares on a national securities exchange. An IPO or direct listing requires favorable market conditions, audited financial statements that meet PCAOB standards, and SEC clearance of a Form S-1 registration statement. There is no assurance we will satisfy the quantitative or qualitative listing standards of a United States public exchange such as NYSE American or Nasdaq Capital Market, including minimum equity, round-lot holders and bid-price rules. If we cannot consummate a public offering, investors in this Offering could remain indefinitely locked into an illiquid security. Our Share Purchase Agreement with GEM Global Yield is also contingent on our becoming publicly listed; failure to qualify would terminate that source of follow-on capital. See Exhibit 6.4 - Share Purchase Agreement with GEM Global Yield.

If our shares are deemed "penny stock," broker-dealer trading and resale activity could be restricted, further limiting liquidity. Until our shares trade on a national securities exchange at a bid price of at least US $5.00, they will be classified as "penny stock" under Rule 3a51-1 of the Exchange Act. Broker-dealers must then deliver additional disclosure, make a special written suitability determination and receive your written consent before executing any trade. If we do obtain an exchange listing but the market price later falls below US $5.00 for an extended period, the penny-stock rules could again apply, further restricting liquidity and potentially depressing the market price.

Even if we complete a public offering, our share price could be extremely volatile and decline significantly. Newly listed development-stage energy companies often experience wide price swings due to limited float, small analyst coverage and sensitivity to project milestones. If negative news-such as construction delays, cost overruns or an offtake-contract termination-emerges shortly after listing, the market price could fall well below the IPO price and below the US $9.01 per share you pay in this Offering. Thin trading volume may exaggerate price moves, making it difficult to exit a position without materially affecting the market.

Future public-market financings will dilute your ownership and could depress the market price. To fund the projected $850 million refinery, we expect to raise additional equity pursuant to the GEM facility and/or follow-on offerings. Shares issued in an IPO (and subsequent registered offerings, warrant exercises or conversions of debt) will dilute the percentage ownership of investors in this Offering. Additional issuances at prices below the trading price-or at discounts embedded in the GEM purchase formula-could also place downward pressure on the market price of our shares and any preferred or debt securities we issue in the future could rank senior to the Shares in liquidation, further increasing your risk.

If we fail to establish or maintain effective internal controls over financial reporting, we could incur regulatory sanctions and lose investor confidence. Post-IPO, we must provide management assessments-and, once we meet larger-accelerated-filer thresholds, auditor attestations-of internal control effectiveness. If audits reveal material weaknesses, we could be required to restate financial statements, incur remediation costs and become subject to SEC enforcement actions. Any of these outcomes could depress our share price and impair our ability to raise additional capital and remediation could require significant additional compliance costs and management attention.

The risks described above are not exhaustive, and additional risks and uncertainties not currently known to us or that we currently deem immaterial may also materially and adversely affect our business. Before making an investment decision, you should carefully consider all of the information in this Offering Statement, including these risk factors. If any of the events described in these risk factors actually occur, our business, financial condition, results of operations, cash flow, and future prospects could be materially and adversely affected, and you could lose all or part of your investment.

DILUTION

If you purchase shares in this Offering, your interest will be diluted immediately to the extent of the difference between the public offering price per share of our Class C Common Stock and the pro forma net tangible book value ("NTBV") per share after this Offering. Dilution arises because the offering price is substantially higher than our NTBV per share.

Share classes. Class A Common Stock and Class C carry economic rights; Class C is non-voting. Class B carries 10 votes per share but no economic rights (no dividends; no liquidation proceeds) and generally votes together with Class A unless otherwise required by law.

Net Tangible Book Value (NTBV) per Share

As of March 31, 2026, the Company had issued an aggregate of 252,804,269 Shares (NTBV of $2,677,774 is as of September 30, 2025, the most recent audited date)1 that carry economic rights (Class B Common Stock shares carry no economic rights). The share count above was used as the baseline for this dilution analysis; NTBV is anchored to the September 30, 2025 audited financial statements.

Offering assumptions. Public offering price of $9.01 per share. Investors also pay a 3% Investor Processing Fee on their investment amount (capped at $80 per transaction), which is excluded from Capital Raised in the table below. Net proceeds are calculated after deduction for offering costs as further described in the Company's "Plan of Distribution."

NTBV Baseline - September 30, 2025
Stockholders' Equity (NTBV)		$2,677,774
Economic Shares Outstanding (Class A + Class C)		251,095,690
NTBV per Share (pre-financing)		$0.0107
	$25 Million Raise	$50 Million Raise	$75 Million Raise
Price per Share	$9.01	$9.01	$9.01
Total Cost per Share	$9.2803	$9.2803	$9.2803
Total Investor Proceeds(1)	$24,999,996.00	$49,999,992.01	$74,999,997.29

Less: Investor Processing Fees	(728,155.22)	(1,456,310.45)	(2,184,465.94)
Less: Commission (4.5%)	(1,124,999.82)	(2,249,999.64)	($3,374,999.88)
Less: Other Offering Costs (2)	($5,400,000.00)	($9,100,000.00)	($13,800,000.00)
Net Offering Proceeds	17,746,840.96	37,193,681.92	55,640,531.47
NTBV Pre-financing (Sep 30, 2025 - audited)	$2,677,774.00	$2,677,774.00	$2,677,774.00
NTBV Post-financing	20,424,614.96	39,871,455.92	58,318,305.47
Economic Shares Before Offering	251,095,690	251,095,690	251,095,690
New Shares Issued (3)	2,693,878	5,387,756	8,081,635
Total Economic Shares Post-Offering	253,789,568	256,483,446	259,177,325
NTBV per Share Before Offering	0.0107	0.0107	0.0107
NTBV per Share After Offering	0.0805	0.1555	0.2250
Increase per Share to Existing Shareholders	0.0698	0.1448	0.2143
Dilution per Share to New Investors	8.9295	8.8545	8.7850

* Numbers rounded to the nearest hundredth or ten-thousandth of a decimal place as displayed.

(1) Total Investor Proceeds reflect the all-in price paid by investors of $9.2803 on a per share adjusted basis ($9.01 offering price plus the 3% Investor Processing Fee of $0.2703 per share). The maximum number of shares at each offering level is determined by dividing the applicable offering cap by $9.2803 on a per share adjusted basis. Broker-dealer commission of 4.5% is assessed on total investor proceeds (including the Investor Processing Fee). Investor Processing Fees are collected from investors and remitted to the Company to offset third-party payment processing costs paid directly by the Company; accordingly, both Investor Processing Fees (as revenue) and third-party payment processing costs (as expense) are excluded from Net Offering Proceeds as they offset one another. The coverage break-even occurs at approximately 2.094% of gross subscriptions (approximately a $3,822 average investment under the $80 cap). Each 1.0% shortfall in Investor Processing Fee coverage (measured as a percentage of the $9.01 offering price, applied to the maximum share count of 8,081,635) would reduce net proceeds by approximately $728,155 and pro forma NTBV/share by approximately $0.00281 (based on the maximum share count shown above).

(2) In addition to the 4.5% commission it will receive on amounts raised, DealMaker Securities LLC and its affiliates will or have received (i) $55,000 advance for expenses; (ii) $10,000/month (max $90,000); and (iii) up to $1,125,000 for supplemental marketing and media management services. These additional amounts are reflected as part of "Offering Costs."

(3) New shares are calculated as the maximum whole-share count at the investor's total cost of $9.2803 per share, consisting of an $9.01 offering price plus a 3% Investor Processing Fee; no fractional shares will be issued.

At $9.2803 per share:

$25,000,000 ÷ $9.2803 = 2,693,878 shares;

$50,000,000 ÷ $9.2803 = 5,387,756 shares;

$75,000,000 ÷ $9.2803 = 8,081,635 shares.

Total Investor Proceeds equals shares multiplied by $9.2803. The dilution calculations in the table above are hypothetical and assume, for purposes of illustration only, that all shares in each scenario are issued at the current offering price of $9.01 per share (for a total cost of $9.2803). This convention is used to present a uniform, comparable dilution analysis across scenarios; it does not reflect the actual blended price of all shares sold under this Offering. As of March 31, 2026, the Company has sold 1,584,318 shares at prices of $7.38 and $7.77 per share, and 6,497,317 shares remain available for purchase at $9.01. The Company's previous sales of 1,055,997 shares at $7.38 and 528,321 shares at $7.77 result in a weighted-average issuance price of $7.51 per share; when including the 3% Investor Processing Fee, the weighted-average all-in cost increases to $7.7353. Investors in this Post-Qualification Amendment paying a total cost of $9.2803 per share will experience an immediate increase in the net tangible book value of shares held by earlier investors. Investors who purchased shares at prior prices experienced dilution at those lower prices and are not shown in the table above.

Ownership Dilution (Maximum Offering)

Using the $74,999,997.29 Maximum Offering Amount (8,081,635 shares; investor total cost price of $9.2803 per share):

	Shares	% Ownership
Existing Stockholders w. economic rights (March 31, 2026)	252,804,269	96.90%
New Investors (Maximum - $75M)	8,081,635	3.10%
Total	260,885,904	100.00%

Both tables above exclude: (i) 500,000 options granted in August 2025 to executive management; and (ii) the balance of 49,500,000 shares from the 50,000,000-share stock option plan adopted in July 2025 that (except for (i)) is unissued as of the date of this Offering Circular. Any future awards, issuances or exercises would cause additional dilution and are not reflected here.

Comparison with Prior Sales (price per share paid)

The following shows prices paid by investors in prior rounds (gross subscription prices), not issuer net proceeds (Net proceeds are addressed in "Use of Proceeds" and "Management's Discussion and Analysis" and for Regulation CF in the applicable Form C).

Financing Round	Approx. Shares	Gross Proceeds	Price/Share
Rule 506(b) Reg D (2022-2023)	170,000	$850,000	$5.00 (post-split)
Rule 506(b) Reg D (2024-2025)	209,995	$1,259,970	$6.00
Reg CF (2024-2025 - closed April 2025)	714,695	$4,519,978	$6.32 avg
Reg CF (2025 - closed November, 2025) (1)	124,261	$836,277	$6.73
Reg A (through March 31, 2026) (2)	1,584,318	$11,898,312	$7.51 avg
Reg A - remaining available at $9.01	6,497,317	Up to $58,540,826.17	$9.01

(1) Initial subscriptions in the 2024-2025 Regulation CF offering were accepted at $6.25 per share with certain time-based perks; the Company later increased the offering price to $6.73 per share, which applies to and reflects the majority of the total raise. Gross proceeds above reflect Price × Shares. For crowdfunding rounds, platform-reported "amount raised" figures include investor-paid processing fees, which do not translate into shares but are counted for determining raise limits; therefore those figures can differ from Price × Shares.

(2) As of March 31, 2026, the Company has sold 1,584,318 shares under the current Reg A offering: 1,055,997 shares at $7.38 per share and 528,321 shares at $7.77 per share, for a weighted-average price of approximately $7.51 per share. The dilution calculations above hypothetically assume all shares are sold at the current price of $9.01 per share ($9.2803 investor total cost). Investors who purchased shares at prior prices experienced slightly higher dilution per share than shown above; investors purchasing at $9.01 will experience the dilution shown in the table.

Future Dilution

In addition to the immediate dilution described above, Stockholders will experience further dilution in several circumstances.

First, pursuant to a Share Purchase Agreement that provides for up to $150,000,000 of equity financing contingent upon a public listing, the Company is obligated to issue, on the listing date, warrants representing 6.15% of the Company's total equity. See Exhibit 6.4 - Share Purchase Agreement with GEM Global Yield. The issuance of these warrants would increase the number of Securities outstanding and reduce the percentage ownership of existing Stockholders; any subsequent exercises of such warrants would further dilute net tangible book value per share and the ownership interests of all Stockholders.

Second, the Company has granted options to purchase 500,000 shares to executive management and, in 2025, adopted a stock option plan reserving 49,500,000 shares that remain unissued as of the date of this Offering Circular. Any future grants or issuances under that plan and the exercise of outstanding options will result in additional dilution to purchasers in this Offering.

Third, we are conducting a Rule 506(b) private offering to accredited investors for a different class of securities (Class A Common Stock) that may continue while this Offering is in market but is marketed separately. Any securities sold in that private offering - potentially at prices and on terms different from those in this Offering - will increase the number of outstanding shares and dilute percentage ownership of existing Stockholders. The effect on NTBV/share will depend on the price and terms of any such securities relative to our post-offering NTBV/share illustrated above; issuances priced below that amount would decrease NTBV/share, while issuances priced above it would increase NTBV/share. For clarity, the dilution table does not reflect any sales under the Rule 506(b) offering.

Fourth, we may from time to time issue additional equity or equity-linked securities (including warrants and convertible securities) to finance working capital, project development, or other corporate purposes; any such financings will dilute the ownership interests of existing Stockholders and could reduce net tangible book value per share and, if a trading market develops, the market price of our Class C Common Stock.

In addition, as of March 31, 2026, the Company had issued 1,584,318 Class C shares under this Regulation A Offering at a weighted average price of $7.51 per share, raising approximately $11,898,312 in gross proceeds. Those sales are not reflected in the dilution table above, which is anchored to the September 30, 2025 fiscal year-end measurement date. Purchasers in this Offering should be aware that the actual pre-financing share count and NTBV at the time of their investment will differ from the figures shown above to the extent of shares and proceeds received after September 30, 2025.

Illustrative impact of warrants issued at listing.

Assume the Company completes this Offering at the maximum case and uses an economic basis (Class A + Class C) for share counts. Immediately prior to the Offering, there are 251,095,690 economic shares outstanding; immediately after the Offering, there are 259,177,325 economic shares outstanding (reflecting 8,081,635 new shares at the $75 million maximum). Also assume that, upon a public listing, the Company issues warrants representing 6.15% of total equity pursuant to the November 2024 Share Purchase Agreement, with the warrants issued for nominal consideration and therefore not increasing net tangible assets upon issuance.

Post-Offering (before warrants):

•  Net tangible book value (NTBV): $58,318,305.47

•  Shares outstanding (economic): 259,177,325

•  NTBV per share: $0.2250

Warrant issuance at listing (no cash proceeds assumed):

The warrant coverage equals 6.15% of total equity at issuance. Based on 259,177,325 shares outstanding immediately after the Offering, this implies the issuance of 16,983,916 new warrant shares (259,177,325 × 6.15% ÷ 93.85%). The share count therefore increases to 276,161,241. Because no cash is received at issuance, NTBV remains $58,318,305.47.

Pro forma (after warrants are issued):

•  NTBV: $58,318,305.47 (unchanged)

•  Shares outstanding: 276,161,241

•  NTBV per share: $0.2112 (down from $0.2250), a decrease of $0.0138

Effect on ownership percentages:

Investors who purchased 8,081,635 shares in this Offering would own approximately 3.12% immediately after the Offering (8,081,635 ÷ 259,177,325) and approximately 2.93% after the warrants are issued (8,081,635 ÷ 276,161,241), before giving effect to any exercises of the warrants or any future equity awards. If the warrants are later exercised for cash, resulting dilution from the increased number of Class A and Class C Common Stock shares may be partially offset by the increase in NTBV from the exercise proceeds; the magnitude of any offset depends on the exercise price, the number of warrants exercised, and timing.

Illustrative impact of equity compensation.

Separately, the Company has 500,000 options outstanding and has adopted a 49,500,000-share stock option plan (unissued as of the date of this Offering Circular). If, solely for illustration, 10,000,000 options were granted and subsequently exercised for nominal consideration, Class A Common Stock and Class C Common Stock Shares outstanding would increase from 259,177,325 to 269,177,325 (economic basis) and, assuming no material change in NTBV from the option exercise, NTBV per share would decrease from $0.2250 to approximately $0.2167, with a corresponding reduction in each existing holder's percentage ownership. Actual dilution will depend on the number of options granted, their exercise prices, and the timing of exercises.

The foregoing illustrations are for explanatory purposes only and are not forecasts. The actual number of warrants issued, options granted, and shares sold in concurrent offerings will vary, and actual dilution may be greater or less than illustrated.

PLAN OF DISTRIBUTION

Based on the Company's capitalization as of March 31, 2026, the Company had up to 6,497,317 remaining shares of its non-voting Class C Common Stock at a price of $9.01 per share. In addition to the share purchase price, each investor will be charged the Investor Processing Fee of 3% of the investment amount, capped at $80 per investor. The Investor Processing Fee is not part of the per-share price, is not paid to the broker-dealer as securities compensation, and is not retained by the Company as offering proceeds. Rather it is applied to offset third party payment processing costs incurred in connection with the Offering.

Closings

We are conducting rolling closings as additional subscriptions are received. We anticipate closing promptly after funds clear and subscriptions are accepted, and in any event no less frequently than every 30 days.

Offering Period; Termination

The Offering will terminate on the earliest of (i) acceptance of subscriptions for the Maximum Offering Amount, (ii) December 15, 2028, or (iii) an earlier date on which we elect to terminate the Offering.

Broker-Dealer of Record; No Recommendations or Solicitation

The Company has engaged DealMaker Securities ("Broker"), a broker-dealer registered with the SEC and member of FINRA/SIPC, to act as broker-dealer of record for administrative and compliance services only in connection with this Offering. Although this role differs from that of a traditional underwriter in that the Broker does not purchase any securities from the Company with a view to sell such for the Company as part of the distribution of the security, the Broker is a statutory underwriter under Section 2(a)(11) of the Securities Act of 1933. It has not been engaged to solicit investments or make investment recommendations. Affiliates of Broker have also been engaged to provide technology services and marketing advisory services, specifically Novation Solutions Inc. ("DealMaker") and DealMaker Reach, LLC ("Reach"). Offering information will be provided via the Company's website at www.invest.frontieras.com and the DealMaker subscription platform. See Exhibit 6.8 - Dealmaker Reg A Order Form.

Compensation, Fees and Expenses

The aggregate compensation payable to the Broker and its affiliates are described below.

a.)	Administrative and Compliance Related Functions

Broker will provide administrative and compliance related functions in connection with this offering, including

●	Reviewing investor information, including identity verification, performing Anti-Money Laundering ("AML") and other compliance background checks, and providing the Company with information on an investor in order for the Company to determine whether to accept such investor into the offering;
●	If necessary, discussions with us regarding additional information or clarification on a Company-invited investor;
●	Coordinating with third party agents and vendors in connection with performance of services;
●	Reviewing each investor's subscription agreement to confirm such investor's participation in the offering and provide a recommendation to us whether or not to accept the subscription agreement for the investor's participation;
●	Contacting and/or notifying us, if needed, to gather additional information or clarification on an investor;
●	Providing a dedicated account manager;

●	Providing ongoing advice to us on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements;
●	Reviewing and performing due diligence on the Company and the Company's management and principals and consulting with the Company regarding same;
●	Reviewing with the Company on best business practices regarding this raise in light of current market conditions and prior self-directed capital raises;
●	Providing white labelled platform customization to capture investor acquisition through the Broker's platform's analytic and communication tools
●	Reviewing with the Company on question customization for investor questionnaire;
●	Reviewing with the Company on selection of webhosting services;
●	Reviewing with the Company on completing template for the offering campaign page;
●	Advising us on compliance of marketing materials and other communications with the public with applicable legal standards and requirements;
●	Providing advice to the Company on preparation and completion of this Offering Circular;
●	Advising the Company on how to configure our website for the offering working with prospective investors;
●	Providing extensive review, training and advice to the Company and Company personnel on how to configure and use the electronic platform for the offering powered by DealMaker;
●	Assisting the Company in the preparation of state, Commission and FINRA filings related to the Offering; and
●	Working with Company personnel and counsel in providing information to the extent necessary.

Such services will not include providing any investment advice or any investment recommendations to any investor.

For these services, we have agreed to pay Broker a cash commission equal to four and one-half percent (4.5%) of the amount raised in the Offering not to exceed $3,375,000, if fully subscribed (including the maximum Investor Processing Fee total).

b.)	Technology Services

The Company has also engaged DealMaker, an affiliate of Broker, to create and maintain the online subscription processing platform for the Offering.

For these services, we have agreed to pay and continue to pay Dealmaker compensation of $2,000 monthly, up to a maximum of $24,000

c.)	Marketing and Advisory Services

The Company has also engaged Reach, an affiliate of the Broker, for certain marketing advisory and consulting services, including some supplemental services on a case-by-case basis. Reach will consult and advise on the design and messaging on creative assets, website design and implementation, paid media and email campaigns, advise on optimizing the Company's campaign page to track investor progress, and advise on strategic planning, implementation, and execution of Company's capital raise marketing budget.

For these ongoing services, we have paid Reach a one-time payment of $25,000, plus $8,000 per month up to $24,000, in advance of the Offering for accountable expenses expected to be incurred. We have agreed to pay compensation of $8,000 monthly, up to $72,000, after the Offering commenced. For supplemental marketing and media management services we have agreed to a budget, payable to Reach of up to $1,125,000 to be used on a case-by-case basis at the Company's discretion.

The maximum compensation to be paid to Broker and affiliates is $4,645,000 of the Offering proceeds.

Payment Processing & Holdback. Amounts remitted to the Company after each closing may be net of a 5% holdback for 90 days to cover potential card/ACH chargebacks and network disputes, consistent with standard payment-processor terms. Following the holdback period, any retained amounts, less permitted offsets (if any), are released to the Company.

FINRA Rule 5110

All compensation to DMS and its affiliates will be paid in cash, so no securities compensation (and therefore no underwriter lock-up under Rule 5110(e)) is implicated.

Transfer Agent and Registrar

The Company has engaged DealMaker Transfer Agent LLC (operating as DealMaker Shareholder Services), an SEC-registered transfer agent, to act as transfer agent and registrar. Shares will be issued in book-entry form only. See Exhibit 6.8 - Dealmaker Reg A Order Form.

Subscription Procedures; Acceptance of Subscriptions

Investors will complete subscriptions through the DealMaker online platform linked from the Company's investment website. Each prospective investor will (i) complete an electronic subscription agreement (See Exhibit 3.1 - Form of Subscription Agreement), (ii) fund the purchase price by ACH, wire, debit/credit card or other available method through the platform's integrated payment solution, and (iii) provide information necessary for required KYC/AML and other compliance reviews.

All subscriptions are subject to Broker's administrative/compliance review and to the Company's acceptance or rejection, in whole or in part, in the Company's sole discretion. Funds will be transmitted to the Company, in each case consistent with the escrow and processing arrangements described above. If a subscription is not accepted (or is rejected in part), the corresponding funds (or portion thereof) will be promptly returned.

Investor Processing Fee

Each investor will be required to pay an Investor Processing Fee to the Company at the time of subscription equal to 3.0% of the subscription price per Share, up to a maximum fee of $80 per transaction. The Broker is paid 4.5% on amounts collected as Investor Processing Fees. These investor-paid fees are intended to defray third-party payment-processing fees. For this Offering, we assume Investor Processing Fees, net of the Broker's 4.5% on such fees, will fully cover approximately 2.0% third-party payment-processing fees; accordingly, Investor Processing Fees are not part of "price to public," and third-party payment processing fees are not included in our base-case offering expenses. Due to the $80 cap, the effective rate depends on average investment size; if actual investor mix results in lower effective fees, we will pay any shortfall from offering proceeds as described in "Use of Proceeds."

Minimum Investment; Processing Fee Waiver.

The minimum individual investment is 150 shares ($1,351.50, excluding any Investor Processing Fee). The Company may waive the Investor Processing Fee in its discretion for any investor or class of investors.

Investor Qualification Standards

Our Shares are being offered and sold only to "qualified purchasers" (as defined in Regulation A under the Securities Act). "Qualified purchasers" include: (i) "accredited investors" under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in any of the interests of our Company does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). We reserve the right to reject any investor's subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a "qualified purchaser" for purposes of Regulation A.

For an individual potential investor to be an "accredited investor" for purposes of satisfying one of the tests in the "qualified purchaser" definition, the investor must be a natural person who has:

1. an individual net worth, or joint net worth with the person's spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person and the mortgage on that primary residence (to the extent not negative equity), but including the amount of debt that exceeds the value of that residence and including any increase in debt on that residence within the prior 60 days, other than as a result of the acquisition of that primary residence; or

2. earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details. For purposes of determining whether a potential investor is a "qualified purchaser" annual income and net worth should be calculated as provided in the "accredited investor" definition under Rule 501 of Regulation D.

In addition to the foregoing, each prospective investor must represent in writing that they meet, among other things, all of the following requirements:

● the prospective investor has received, reviewed, and understands this offering circular and its exhibits, including our Governing Documents. See Exhibits 2.1 - Articles of Incorporation, Exhibit 2.2 - Articles of Amendment and Article V Text, and Exhibit 2.3 - Bylaws of Frontieras North America.

●  the prospective investor understands that an investment in shares involves substantial risks;

● the prospective investor's overall commitment to non-liquid investments is, and after their investment in interests will be, reasonable in relation to their net worth and current needs;

● the prospective investor has adequate means of providing for their financial requirements, both current and anticipated, and has no need for liquidity in this investment;

● the prospective investor can bear the economic risk of losing their entire investment in interests;

● the prospective investor has such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of an investment in interests; and

● except as set forth in the subscription agreement, no representations or warranties have been made to the prospective investor by our Company or any partner, agent, employee, or affiliate thereof, and in entering into this transaction the prospective investor is not relying upon any information, other than that contained in this Regulation A Offering Statement of which this offering circular is a part, including its exhibits. See Exhibit 3.1 - Form of Subscription Agreement.

If you live outside the United States, it is your responsibility to fully observe the laws of any relevant territory or jurisdiction outside the United States in connection with any purchase, including obtaining required governmental or other consent and observing any other required legal or other formalities.

We will be permitted to make a determination that the subscribers of interests in this offering are qualified purchasers in reliance on the information and representations provided by the subscriber regarding the subscriber's financial situation. Before making any representation that your investment does not exceed applicable federal thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to http://www.investor.gov. We may accept or reject any subscription, in whole or in part, for any reason or no reason at all.

An investment in our interests may involve significant risks. Only investors who can bear the economic risk of the investment for an indefinite period of time and the loss of their entire investment should invest in our Shares.

How to Subscribe

The offering will be conducted using the online subscription processing platform of Novation Solutions Inc. O/A DealMaker ("Technology Provider"), an affiliate of the Broker, through our website at www.invest.frontieras.com whereby investors in the offering will receive, review, execute, and deliver subscription agreements electronically. Payment of the purchase price for the Shares will be made through a third-party processor by ACH debit transfer or wire transfer or credit card to an account designated by us. In order to invest, you will be required to subscribe to the offering via the Company's website integrating DealMaker's technology and agree to the terms of the offering, subscription agreement, and any other relevant exhibit attached thereto.

Investors may subscribe by tendering funds via wire, credit or debit card, or ACH only; checks will not be accepted. Investors will subscribe via the Company's website and investor funds will be processed via DealMaker's integrated payment solutions. Funds will be held in the Company's payment processor account until the Broker has reviewed the proposed subscription, and the Company has accepted the subscription. Funds released to the Company's bank account will be net funds (investment less payment for processing fees and a holdback equivalent to 5% for 90 days).

Investors will be required to complete a subscription agreement in order to invest. Any potential investor will have time to review the subscription agreement, along with their counsel, prior to making any final investment decision. The subscription agreement that investors will execute in connection with the offering provides that subscribers waive the right to a jury trial of any claim they may have against us arising out of or relating to the Agreement, excluding any claim under federal securities laws. If the Company opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable given the facts and circumstances of that case in accordance with applicable case law. Broker will review all subscription agreements completed by investors. After Broker has completed its review of a subscription agreement for an investment in the Company, and the Company has elected to accept the investor into the offering, the funds may be released to the Company.

The Company maintains the right to accept or reject subscriptions in whole or in part, for any reason or for no reason, including, but not limited to: in the event that an investor fails to provide all necessary information, even after further requests from the Company, in the event an investor fails to provide requested follow up information to complete background checks or fails background checks, and in the event the Company receives oversubscriptions in excess of the maximum offering amount. Investors will be required to agree to indemnify our Company for misrepresentations of the investor within the subscription agreement or supplemental disclosures. Nonetheless, we may not require, and are not requiring, investors to waive any claims or remedies they may have against our Company under the Securities Act or Exchange Act. Once an investor's interests have been issued, the investor will become a member of our Company.

Payment Processing

The Company expects to incur third-party payment processing costs in relation to this Offering. Costs are estimated to be approximately 2% of total proceeds.

Additional Information Regarding this Offering Circular

We have not authorized anyone to provide you with information other than as set forth in this offering circular. Except as otherwise indicated, all information contained in this offering circular is given as of the date of this offering circular. Neither the delivery of this offering circular nor any sale made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof.

From time to time, we may provide an "offering circular supplement" that may add, update or change information contained in this offering circular. We will also amend our Offering Statement annually while this Offering is open to include updated financial statements. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement or amendment. The Offering Statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement together with additional information contained in our annual reports, semiannual reports and other reports and information statements that we will file periodically with the SEC.

The Offering Statement and all amendments, supplements and reports that we have filed or will file in the future can be read on the SEC website at www.sec.gov.

USE OF PROCEEDS

We estimate that the net proceeds from this Offering, after payment of Offering expenses (including cash compensation equal to 4.5% of gross proceeds payable to DealMaker Securities LLC ("DMS") as broker-dealer of record and applicable monthly platform, marketing and technology fees), legal, audit and other costs, will be approximately $17.7 million if $25 million is raised, $37.2 million if $50 million is raised, and $55.6 million if up to $75 million is raised. See "Plan of Distribution" for additional details on broker-dealer compensation and fees.

The following table summarizes our expected use of net proceeds across three illustrative raise scenarios:

Category	$25 Million Raise	$50 Million Raise	$75 Million Raise
Offering Expenses(1)	$6,525,000	$11,350,000	$17,175,000
Net Offering Proceeds(2)	17,746,841	37,193,682	55,640,531

Planned Use of Net Proceeds

Category	$25 Million Raise	% of Net	$50 Million Raise	% of Net	$75 Million Raise	% of Net
Promissory Note Repayment(3)	$3,585,000	20.20%	$3,585,000	9.64%	$3,585,000	6.44%
Working Capital	$2,542,236	14.33%	$6,708,682	18.04%	$9,155,531	16.45%
Project Engineering & Site Preparation	$11,619,605	65.47%	$23,500,000	63.18%	$23,500,000	42.24%
Procurement of Long-Lead Items	-	-	$3,400,000	9.14%	$19,400,000	34.87%

(1) Offering Expenses include: (a) broker-dealer cash compensation equal to 4.5% of gross proceeds payable to Broker; (b) applicable technology and platform compensation, as well as marketing and advisory services pursuant to our arrangements with Broker and its affiliates; and (c) all other marketing expenses associated with the Offering; see "Plan of Distribution." These amounts are treated as Offering expenses and are reflected in the "Offering Expenses" line items.

(2) Net Offering Proceeds excludes Investor Processing Fees equal to 3% of the investment amount, capped at $80 per transaction. Investor Processing Fees are intended to defray third-party payment-processing fees. We assume that Investor Processing Fees, net of a 4.5% broker commission on such fees, will fully cover approximately 2.0% third-party payment processing fees; accordingly, we exclude both Investor Processing Fees and third-party payment processing costs from the Use of Proceeds table. If Investor Processing Fees collected do not cover third-party payment processing fees, we would fund a shortfall from offering proceeds; each 1.0% shortfall (measured as a percentage of the $9.01 offering price applied to the shares sold) would reduce Net Offering Proceeds by approximately $243,000 at the $25 million raise level, $485,000 at the $50 million raise level, and $728,000 at the $75 million raise level, with a corresponding reduction in pro forma NTBV/share of approximately $0.00096, $0.00189, and $0.00281, respectively.

(3) Reflects repayment of the $3,585,000 secured promissory note payable to BJ Builders, Inc., bearing interest at 10% per annum and due July 15, 2026, issued in connection with the January 16, 2026 closing of the Mason County, West Virginia property. See Exhibit 6.2f - Promissory Note.

Narrative Description of Use of Proceeds

Promissory Note Repayment. Across all raise scenarios, the first priority use of net proceeds will be repayment of the Promissory Note securing our Mason County property. Failure to repay by July 15, 2026 could result in default and foreclosure on the Property.

Working Capital. We have allocated a portion of net proceeds across all scenarios to working capital, to be applied toward ongoing operations, including personnel, professional services, regulatory and compliance costs, marketing, and other general corporate needs.

Project Site Engineering. As raise amounts increase, a larger proportion of net proceeds will be devoted to final-phase project engineering, site preparation, and procurement of long-lead construction items. At the $75 million raise level, the substantial majority of net proceeds will be used for these purposes.

Funding Sufficiency

Even if the Maximum Offering Amount is raised, the Company will require substantial additional financing to complete development and construction of its first commercial-scale facility. Current estimates place the total capital cost of the project at approximately $850 million, of which management anticipates approximately 20% will be funded through equity and 80% through project-level debt. We are actively pursuing these additional sources of financing, including a $150 million equity commitment contingent upon achieving a public listing of our Class A Common Stock.

If we raise less than the maximum, our priorities will be: (i) repayment of the Promissory Note to preserve the Mason County property, (ii) maintaining sufficient working capital for operations, and (iii) advancing essential engineering to preserve project schedule and permits. Other expenditures may be deferred until additional financing is secured.

BUSINESS

Frontieras North America, Inc. ("Frontieras," "we," "us," or "our") was incorporated on March 25, 2021, in Wyoming to commercialize the patented Solid-Carbon Fractionation ("SCF," marketed as FASForm™) process developed by our parent, Frontier Applied Sciences, Inc. ("FAS"). In July 2022 FAS contributed the SCF intellectual-property rights for the United States and Canada through an exclusive, renewable 25-year license (see Exhibit 6.1a - License Agreement with Frontier Applied Sciences, dated July 22, 2022) and effected a partial share dividend to its stockholders. As a result of this spin-off, FAS now owns approximately 26.5% of our outstanding shares as of March 31, 2026.

As of September 30, 2025, we had 250,380,995 shares of Class A Common Stock, 93,989,250 shares of Class B Common Stock, and 714,695 shares of Class C Common Stock outstanding. Our Amended Articles of Incorporation authorized 500,000,000 shares of Class A Common Stock, 250,000,000 shares of Class B Common Stock, and 250,000,000 shares of Class C Common Stock.

We therefore operate as an independent clean-energy company while maintaining close technical collaboration with FAS.

Founders' Vision and Corporate History

The technology development journey began in 2010 when FAS filed its U.S. Provisional Patent, followed by international patent declarations in 2011. By 2018, FAS had secured U.S. Patent #9,926,492 and equivalent patents in eight other major coal-producing nations.2

In 2021, a test plant successfully demonstrated the technology's effectiveness across multiple coal types, achieving carbon conversion rates yielding 2.3 barrels per ton of liquid fuels, with results validated using ASTM protocols.3 This accomplishment established the foundation for our current commercial development plans. Through our exclusive licensing agreement with FAS (effective July 22, 2022), we now hold the rights to commercialize this technology throughout the United States and Canada, supporting our plan to commercialize coal processing in a cost-competitive and lower-emission manner. Between 2023-2026, we acquired land for our first commercial facility in Mason County, West Virginia, negotiated engineering, procurement, and construction (EPC) and operations & maintenance (O&M) contracts, and secured a feedstock term sheet.

Industry Background and Context

According to the U.S. Energy Information Administration (EIA), U.S. coal production is forecasted to reach 490 million short tons in 2026, a decline from 505 million tons in 2024, reflecting the ongoing transition to renewables and natural gas.4 The United States holds approximately 249.8 billion short tons of recoverable coal reserves as of 2024, maintaining its position as the global leader in coal resources.5 Global proven reserves are sufficient for more than a century of consumption at current rates.6

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2 U.S. Patent and Trademark Office, "Method and Apparatus for Liquefaction and Distillation of Volatile Matter within Solid Carbonaceous Materials," U.S. Patent No. 9,926,492, granted March 27, 2018, https://patents.google.com/patent/US9926492B2/en
3Frontieras North America, Frontieras' New State-of-the-Art Energy Technology Harnesses Power of Coal to Meet Rising Energy Demands of AI and Robotics Era, 2024. https://www.frontieras.com/news/frontieras-new-state-of-the-art-energy-technology-harnesses-power-of-coal-to-meet-rising-energy-demands-of-ai-and-robotics-era
4U.S. Energy Information Administration (EIA), Short-Term Energy Outlook, April 2025. https://www.eia.gov/outlooks/steo/
5 U.S. Energy Information Administration (EIA), Short-Term Energy Outlook, April 2025. https://www.eia.gov/outlooks/steo/
6Worldometer, Global Coal Reserves, 2023. https://www.worldometers.info/coal/

Coal remains one of the world's most abundant and widely distributed fossil fuels, contributing significantly to global electricity generation, with 17% of U.S. electricity (705 terawatt-hours) in 2025.7 Global coal consumption reached a record 8.77 billion tons in 2024, with coal-fired electricity at 10,700 terawatt-hours, and is projected to stabilize at 8.7 billion tons through 2027, driven by demand in emerging economies like China, India, Indonesia, and Vietnam. Developed economies are increasingly adopting renewables, projected to account for 60% of global power generation by 2030.8

Rising demand from artificial intelligence (AI) and data centers could consume 6.7-12% of U.S. electricity by 2028, reinforcing the need for reliable baseload energy sources, with renewables projected to supply most of the incremental demand.9

Despite environmental pressures, coal retains significant cost advantages, sustaining demand for technologies that reduce its environmental impact. Our technology is intended to capture these advantages while reducing emissions. The coal industry's lag in adopting low-carbon technologies, such as Integrated Gasification Combined Cycle (IGCC), due to high capital costs, presents opportunities for innovative solutions like FASForm™.10 Traditional oil refiners face rising carbon costs, estimated at $100 per metric ton by 2033, enhancing the appeal of lower cost fuels such as those produced by FASForm.11

The clean coal technology market is valued at approximately $4.2 billion in 2025 and projected to reach approximately $6.3 billion by 2035 (4.1% CAGR).12  The energy transition presents both challenges and opportunities; U.S. policy support includes $1.5 billion in tax credits for coal-region projects, a January 2025 executive order prioritizing fossil fuel production, and approximately $500 billion in global transition investments by 2030.13

The liquid fuels market, which our technology can serve, offers substantial opportunities. Investment trends support this transition, with emerging economies requiring approximately $500 billion by 2030 to shift from unabated coal, much of it directed toward clean coal technologies like CCS and gasification.14 The liquid fuels and materials markets that FASForm™ can serve are substantial, as summarized in the Market Opportunity table below:

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7 See footnote 4.
8 International Energy Agency (IEA), Coal Mid-Year Update, 2024, p. 12. https://www.iea.org/reports/coal-mid-year-update-july-2024;  International Energy Agency (IEA), Future of Coal in the Energy Transition, 2024, p. 15. https://www.iea.org/reports/future-of-coal-in-the-energy-transition
9 National Energy Technology Laboratory (NETL), Clean Coal Technologies: Challenges and Opportunities, 2023, p. 18. https://www.netl.doe.gov/research/coal/energy-systems/clean-coal-technologies
10 International Energy Agency (IEA), Future of Coal in the Energy Transition, 2024, p. 15. https://www.iea.org/reports/future-of-coal-in-the-energy-transition
11 International Energy Agency (IEA), Coal Mid-Year Update, 2024, p. 12. https://www.iea.org/reports/coal-mid-year-update-july-2024
12 Future Market Insights, Clean Coal Technology Market Size & Forecast 2025-2035, 2025. https://www.futuremarketinsights.com/reports/clean-coal-technology-market
13 U.S. Department of Treasury, Anchoring Clean Energy Manufacturing Investments in Coal Country and Beyond, May 15, 2024. https://home.treasury.gov/news/featured-stories/anchoring-clean-energy-manufacturing-investments-in-coal-country-and-beyond
14 International Energy Agency (IEA), Coal in Net Zero Transitions, 2023. https://www.iea.org/reports/coal-in-net-zero-transitions

Market	2025 Size	CAGR (2025-2030)	FASForm™ Alignment
Diesel	$252.81B	3.5%	Low-sulfur intermediates
Jet Fuel	$195.22B	11.1%	Kerosene cut for SAF blending
Naphtha[15]	$198.43B	4.4%	Petrochemical feedstock
Hydrogen[16]	$197.39B	8.35%	Byproduct; 20M scf/day per facility
Metallurgical Coal[17]	$182.52B	1.8%	FASCarbon™ as sulfur-free reductant

Coal's economic advantage persists, providing usable energy at approximately $2-$3 per MMBtu compared to $6-$12 for oil and natural gas.18 With over 200 active coal-fired power plants in the United States and thousands more worldwide, the retrofit and upgrade market represents a significant opportunity for clean coal technologies.19 Despite the global shift toward renewables, the International Energy Agency (IEA) projects that coal will remain a critical component of the energy mix for decades, particularly in regions with limited alternative energy resources and significant coal infrastructure.20 The integration of clean coal technologies, supported by policies like the U.S. executive order designating coal as a mineral to boost domestic production, supports positioning our technology to compete in an enduring market while reducing emissions.21

Our Technology - Solid Carbon Fractionation (FASForm™)

The FASForm™ process, also known as Solid Carbon Fractionation (SCF), is a patented technology that transforms coal, lignite, oil shale, tar sands, and waste plastics into three high-value product streams, positioning it as a technology differentiated from other clean coal technologies.22 The technology produces Clean Solid Carbon (FASCarbon™): A low-emission, smokeless boiler fuel that serves as a cleaner alternative to raw coal for energy generation and metallurgical carbon for steel production. For each metric ton of raw coal or lignite feedstock, FASForm™ recovers a substantial amount of FASCarbon, which is virtually sulfur-free (90% less sulfur than Petcoke) and burns hotter with lower emissions than natural gas, enhancing its suitability for existing infrastructure.23

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15 Global Market Insights, Global Diesel Market Report, 2023. https://www.gminsights.com/industry-analysis/diesel-market
16 Markets and Markets, Hydrogen Generation Market Report, 2024. https://www.marketsandmarkets.com/Market-Reports/hydrogen-generation-market-263.html
17 Technavio, Metallurgical Coal Market Analysis, 2025. https://www.technavio.com/report/metallurgical-coal-market-industry-analysis
18 MIT, The Future of Coal in a Carbon-Constrained World, 2023 Update. https://energy.mit.edu/research/future-coal-carbon-constrained-world/
19 Global Coal Plant Tracker, Global Energy Monitor, 2024. https://globalenergymonitor.org/projects/global-coal-plant-tracker/
20 International Energy Agency (IEA), Future of Coal in the Energy Transition, 2024. https://www.iea.org/reports/future-of-coal-in-the-energy-transition
21 White House, Reinvigorating America's Beautiful Clean Coal Industry and Amending Executive Order 14241, April 8, 2025. https://www.whitehouse.gov/presidential-actions/2025/04/reinvigorating-americas-beautiful-clean-coal-industry-and-amending-executive-order-14241/
22 See footnote 13.
23 Frontieras North America, From Theory to Breakthrough: How McKean and Witherspoon Used S.T.E.P. to Prepare Frontieras for the Big Beautiful Bill Era, July 15, 2025. https://www.frontieras.com/news/from-theory-to-breakthrough-how-mckean-and-witherspoon-used-step-to-prepare-frontieras-for-the-big-beautiful-bill-era.

• Liquid Hydrocarbons: For each metric ton of feedstock, the process yields up to 2.3 barrels (60-115 US gallons or 230-345 liters) of segregated liquid intermediate fuels, including naphtha (chemical feedstock or gasoline intermediate), kerosene (jet fuel intermediate), and diesel, requiring only simple hydrotreating to produce finished fuels.24

• Valuable Gases: The process generates hydrogen (over 20 million standard cubic feet per day) and methane gas. Hydrogen powers the facility, making it the first hydrogen-powered coal processing plant in the United States, while excess gas can be sold to external markets, supporting the $197.39 billion hydrogen market projected for 2025.25 26

Differentiation from Historical Coal Processing Methods

Unlike historical coal processing methods-such as crushing, washing, carbonization, gasification, and liquefaction-FASForm™ operates in a reducing atmosphere at slightly positive pressure and moderate temperature, avoiding combustion and direct CO₂ emissions.27 28 Historical methods typically focus on preparing coal for combustion or producing a single product, often generating waste and higher emissions. For example, crushing and washing remove impurities but are limited to combustion preparation, while carbonization produces coke for steelmaking, releasing volatile compounds. Gasification and liquefaction, used to create syngas or liquid fuels, involve high temperatures (up to 450°C) and pressures (up to 200 bar), incurring energy penalties of up to 20% and producing waste like ash or slag.29 30

FASForm's technical innovations include:31

  Continuous Fractionation: Unlike historical methods that extract hydrocarbons as a single stream, FASForm™ fractionates volatiles into separate liquid fuel streams (naphtha, kerosene, diesel) within a continuous process, leveraging straightforward refinery and fluidized-bed reactor engineering.32 Pilot testing using West Virginia coal validated yields of liquids, gases, and FASCarbon.33

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24 See footnote 23.
25 See footnote 23.
26 See footnote 16.
27 See "Method and Apparatus for Liquefaction and Distillation" patent as described in footnote 1.
28 Frontieras North America, "Frontieras Validates Engineering Breakthrough," PRWeb, 2021.
29 ScienceDirect, Direct Coal Liquefaction - an overview, 2023. https://www.sciencedirect.com/topics/engineering/direct-coal-liquefaction
30 World Nuclear Association, Clean Coal Technologies, Carbon Capture & Sequestration, 2023. https://world-nuclear.org/information-library/energy-and-the-environment/clean-coal-technologies
31 See footnote 2.
32 Frontieras North America, "Frontieras North America Expands Breadth of Energy Yields with Production of Ammonium Sulfate Fertilizer," PRWeb, September 30, 2024, https://www.prweb.com/releases/frontieras-north-america-expands-breadth-of-energy-yields-with-production-of-ammonium-sulfate-fertilizer-302260694.html.
33 Frontieras North America, "Frontieras Reaches Significant Milestone for Delivering Transformative Technology to the Energy Sector," PRWeb, January 19, 2022, https://www.prweb.com/releases/frontieras-reaches-significant-milestone-for-delivering-transformative-technology-to-the-energy-sector-802515715.html.

• Zero-Waste Design: The closed-loop system captures all byproducts, including excess water and hydrogen sulfide, which are combined to create fertilizer, contrasting with traditional methods that generate waste.34

• High Efficiency and Low Costs: FASForm™ produces up to 2.3 barrels of liquid fuels per ton of coal at significantly lower processing and capital costs than liquefaction or gasification, which require substantial energy inputs. Its simplicity reduces operational complexity, enabling cost-competitive operation (<$20/bbl fuel equivalent).35

• Integration with Existing Infrastructure: FASCarbon integrates seamlessly into existing steel and power plants, unlike historical products that may require additional processing to meet modern environmental standards.

• Hydrogen Integration: By producing and utilizing hydrogen to power the facility, FASForm™ reduces reliance on fossil fuels, a feature absent in historical methods.

These innovations position FASForm™ as a leader in clean coal technologies, complementing but not dependent on other approaches such as carbon capture and storage (CCS), which is projected to hold approximately 19.4% of the clean coal market in 2025.36

Environmental and Economic Benefits

Environmental Benefits: FASForm™ reduces net CO₂ emissions by 25-35%, according to Company internal estimates, compared to raw coal for steam or power generation, due to water removal, increased thermal value, and higher efficiency as supported by pilot testing and lifecycle assessments.37

FASCarbon's near sulfur-free composition significantly reduces SOₓ emissions, aligning with EPA regulations targeting hazardous air pollutants38

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34 Frontieras North America, "Frontieras North America's No Waste Approach to Processing Hydrocarbons Supports a Renewed Look at Coal to Deliver Abundant, Affordable and Available Energy Globally," PRWeb, August 17, 2022, https://www.prweb.com/releases/frontieras-north-america-s-no-waste-approach-to-processing-hydrocarbons-supports-a-renewed-look-at-coal-to-deliver-abundant-affordable-and-available-energy-globally-863286020.html.
35 Frontieras North America, "Frontieras North America and Topsoe Sign Technology License Agreement to Support First Commercial Facility," August 6, 2025, https://www.frontieras.com/news/frontieras-north-america-and-topsoe-sign-technology-license-agreement-to-support-first-commercial-facility.
36 See footnote 12.
37 Frontieras North America, "Frontieras Reaches Significant Milestone for Delivering Transformative Technology to the Energy Sector," PRWeb, January 19, 2022, https://www.prweb.com/releases/frontieras-reaches-significant-milestone-for-delivering-transformative-technology-to-the-energy-sector-802515715.html
38 Environmental Protection Agency (EPA), National Emission Standards for Hazardous Air Pollutants, 2023. https://www.epa.gov/stationary-sources-air-pollution/national-emission-standards-hazardous-air-pollutants

• The closed-loop system captures and utilizes all byproducts, including excess water and hydrogen sulfide, to produce fertilizer and other valuable products, eliminating waste.39

• By avoiding combustion during processing, the technology eliminates direct CO₂ emissions.40

Economic Benefits:

• FASCarbon can be produced at costs competitive with raw coal, offering a cleaner alternative without significant price premiums, as demonstrated by pilot operations.

• The global diesel market is valued at approximately $252.81 billion in 2025, and FASForm's liquid fuels are positioned to serve this demand.41

• Monetizing byproducts like hydrogen and fertilizer creates additional value from each ton of feedstock, enhancing profitability.

• As a thermal fuel, FASCarbon's low contaminants, high energy value, and reduced shipping mass (due to moisture removal) make it a competitive export commodity, particularly for coal-dependent regions like China and India, where demand is projected at 8.7 billion tons in 2025.42

• The technology's economic viability is supported by government policies, including $1.5 billion in U.S. tax credits for clean energy projects in coal regions and global investments of $500 billion by 2030 for coal transitions.43 44

The Company projects that clean coal technologies like FASForm™ can achieve significant cost savings over traditional methods, with lower capital expenditure and operational costs compared to gasification or liquefaction.45 46 The technology's ability to operate alongside over 200 U.S. coal-fired power plants and thousands globally enhances its market potential, capitalizing on coal's cost advantage of $2-$3 per MMBtu compared to $6-$12 for oil and natural gas.47 48

Market and Policy Context

FASForm™ aligns with the growing demand for cleaner coal solutions, driven by stringent regulations and global investments in sustainable energy. The technology supports the retrofit market for existing coal infrastructure and contributes to the clean energy transition, particularly in regions with limited alternative resources. U.S. policy support includes the April 2025 executive order designating coal as a critical mineral, $1.5 billion in clean-energy tax credits, and $500 billion in global transition investments by 2030.49 50 FASForm's zero-waste and low-emission profile positions it favorably in the sustainable energy market, validated by its operational success and market alignment.51

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39 Frontieras North America, "Frontieras North America Combines Volatile Byproducts of Solid Carbon Fractionation Process to Create Environmentally-Friendly, High-Value Ammonium Sulfate Fertilizer," September 25, 2024, https://www.frontieras.com/news/frontieras-north-america-combines-volatile-byproducts-of-solid-carbon-fractionation-process-to-create-environmentally-friendly-high-value-ammonium-sulfate-fertilizer
40See footnote 2.
41See footnote 16.
42International Energy Agency (IEA), Coal Mid-Year Update, July 2024. https://www.iea.org/reports/coal-mid-year-update-july-2024
43See footnote 21.
44See footnote 14.
45See footnote 12.
46See footnote 29.
47See footnote 19.
48See footnote 18.
49 See footnote 21.
50S. Department of Treasury, Anchoring Clean Energy Manufacturing Investments in Coal Country and Beyond, May 15, 2024. https://home.treasury.gov/news/featured-stories/anchoring-clean-energy-manufacturing-investments-in-coal-country-and-beyond
51See footnote 12.

First Commercial Facility: Mason County, West Virginia

We have purchased the site for our first commercial-scale facility in Mason County, West Virginia. This location offers several strategic advantages:

• Situated in the heart of coal country with easy access to our contracted feedstock

• Excellent transportation infrastructure with access to roads, CSX Rail, and the Ohio River

• Appropriate zoning and utilities connections for industrial development

• Favorable business climate with supportive state regulations and tax incentives

On March 10, 2022, we entered into a Real Estate Option Agreement for the purchase of approximately 183.4 acres of land in Mason County. On January 16, 2026, we closed on the purchase of the property for total consideration of $4,835,000. The purchase was funded primarily by a $3,585,000 secured promissory note payable to the seller, due July 15, 2026. We intend to use a portion of the proceeds from this Offering to repay the Promissory Note.

Project Specifications:

The design for the Mason County facility will incorporate the following annual production capacities:

Output	Annual Capacity	Key Uses
Coal processed	2.7M tons	Feedstock
Hydrogen	7.5B scf	Internal power, industrial sale
Methane	4.4B scf	On-site power generation
Naphtha	1.6M bbl	Petrochemical feedstock
Kerosene	1.8M bbl	Jet fuel blending (SAF)
Diesel	2.8M bbl	Transport fuels
FASCarbon™	1.6M tons	Steelmaking, boiler fuel
Fertilizer	135k tons	Agriculture
Sulfuric Acid	225k tons	Industrial markets

Construction of the facility is expected to begin within 6 months following the acquisition of the site and finalization of facility design and engineering. Construction will require approximately 200 contract workers over approximately 18-24 months.

Supply Chain and Strategic Partnerships

Our key commercial relationships and agreements, which are subject to finalization as we proceed on site design, construction and commercialization, are summarized below:

Category	Counterparty	Term	Scope
Feedstock	Regional supplier	Anticipated to be multi-year	27M tons Pittsburgh #8 coal
Offtake	Multiple counterparties	Anticipated to be multi-year	100% of facility output (diesel, naphtha, FASCarbon™, byproducts)
EPC	JEPCO (fka JOB Industrial)/ Performance Contractors	N/A	Design and construction
O&M	CAMS	Master services (2025)	Operations, safety, asset mgmt.
Technology	Topsoe / KBC / Yokogawa	N/A	Hydrotreating & control systems

These arrangements are anticipated to provide secure feedstock, contracted offtake for 100% of production, and proven EPC and O&M capabilities through established industry partners. Collectively, these partnerships are expected to reduce execution risk and support financing and development of our first commercial facility. See Exhibit 6.3 - JEPCO Engineering Services Agreement.

Technology Validation and Engineering Progress

Our licensed FASForm™ technology has undergone extensive validation and engineering development:

• In 2018, the U.S. Patent was granted as patent number 9,926,492, with additional patents granted in eight other major coal-producing nations.52

• In 2019, we retained JOB Industrial Services (JIS), an engineering firm, to assess FEL1, complete FEL2.

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52 See footnote 2.

• In 2021, a process demonstration unit completed 12 months of testing, running multiple successful tests on various coal types, including West Virginia coal. Products were tested by independent commercial labs utilizing American Society for Testing and Materials (ASTM) protocols. We have completed Front-End Loading (FEL) stages 1 and 2, with significant progress on FEL 3, which includes detailed engineering and design work.

Intellectual Property

The intellectual property we rely on for our SCF / FASCarbon™ processes is owned by Frontier Applied Sciences, Inc. and licensed exclusively to us for use in the United States and Canada. FAS owns significant intellectual property assets, including:

• U.S. patent #9926492 and Canadian patent #2796353

• Trademark #97356096 (under review by the USPTO)

• Patents granted in 7 other coal-producing nations: Australia, India, Indonesia, South Africa, China, Russia, and Germany

• Disclosures made in another 139 countries under the International Patent Cooperation Treaty

On July 22, 2022, FAS and Frontieras entered into a licensing agreement pursuant to which FAS granted us an exclusive license to use the technology in the United States and Canada, including the right to sub-license the technology to third parties within this territory. As consideration, we have agreed to pay FAS an annual license fee of $950,000 per refinery which uses the licensed technology. This license has an initial term of 25 years.

Target Markets and Growth Opportunities

Frontieras North America will initially target the United States, leveraging its strong intellectual property position for the FASForm™ process, which produces FASCarbon™, liquid hydrocarbons, and hydrogen. Expansion into international markets, particularly Asia-Pacific and Europe, is planned based on favorable export opportunities, evolving energy policies, and robust global demand for cleaner energy products. The technology aligns with large global markets - hydrogen, diesel, naphtha, jet fuel, and metallurgical coal - collectively exceeding $1 trillion in 2025 (see Market Opportunity table above).

Target Customers include:

• Steel Companies: Seeking cleaner carbon feedstocks, such as FASCarbon™, which is virtually sulfur-free (90% less sulfur than Petcoke) and suitable for steel production, reducing emissions to meet regulatory standards. FASCarbon™ is positioned as a sulfur-free alternative in the metallurgical coal market, particularly in Asia-Pacific, where steel demand remains a key driver of coal consumption.

• Energy Companies: Looking for cost-effective, low-emission transport fuels like diesel and naphtha intermediates produced by FASForm, which require minimal hydrotreating. These multi-hundred-billion-dollar global markets (see table above) are growing due to industrial and petrochemical demand, creating opportunities for FASForm™ fuels.

• High-Volume Fuel Buyers (e.g., Refineries and Airlines): Aiming to hedge against fuel price volatility, particularly in the global jet fuel market ($195.22 billion in 2025), driven by aviation recovery and sustainable aviation fuel (SAF) demand. FASForm's kerosene output positions it to supply airlines, while its naphtha and diesel intermediates serve refineries, supported by favorable U.S. tax credits of $1.5 billion for clean energy projects.

• Utilities/Independent Power Producers: With significant fossil-fuel power generation, seeking to comply with stringent EPA regulations on sulfur and CO₂ emissions.53 FASCarbon's 25-35% lower CO₂ emissions and near sulfur-free profile enable utilities to retrofit over 200 U.S. coal-fired power plants, aligning with global investments of $500 billion by 2030 for coal transitions.54

• Coal, Oil Sands, and Other High-Carbon Resource Producers: Seeking to expand exports with sustainable, higher-margin products. FASForm's ability to process coal, oil sands, and waste plastics into cleaner products like FASCarbon and hydrogen supports exports to regions like Asia-Pacific, where policies like China's hydrogen targets enhance demand.55

Growth Opportunities: The FASForm™ process is well-positioned to capitalize on global decarbonization trends and supportive energy policies. In the U.S., the executive order designating coal as a mineral to boost clean coal technologies56 and $1.5 billion in tax credits for coal region projects57 create a favorable domestic market, particularly for utilities and power producers. Internationally, Asia-Pacific's robust coal demand (8.7 billion tons in 2025) and Europe's Emissions Trading System drive export opportunities for FASCarbon and hydrogen, especially in steel and energy sectors.58 The technology's zero-waste design and low-emission profile address controversies around clean coal by offering a bridge to net zero, competing with renewables in coal-dependent regions. These factors, combined with FASForm's cost-competitive production (aligned with coal's $2-$3 per MMBtu advantage), position it for significant growth in both domestic and global markets.

Growth Strategy:

Frontieras North America's vision for growth leverages the FASForm™ process to meet robust demand for clean energy products in markets exceeding $1 trillion in 2025, including hydrogen ($197.39 billion), diesel ($252.81 billion), and jet fuel ($195.22 billion).59 Strategic initiatives focus on scaling operations, diversifying feedstocks and products, and expanding globally, capitalizing on supportive policies and FASForm's environmental advantages.

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53 Environmental Protection Agency (EPA), National Emission Standards for Hazardous Air Pollutants, 2023. https://www.epa.gov/stationary-sources-air-pollution/national-emission-standards-hazardous-air-pollutants.
54 International Energy Agency (IEA), Coal in Net Zero Transitions, 2023. https://www.iea.org/reports/coal-in-net-zero-transitions; Global Coal Plant Tracker, Global Energy Monitor, 2024. https://globalenergymonitor.org/projects/global-coal-plant-tracker/
55 Mordor Intelligence, Hydrogen Gas Market Size & Share Analysis - Growth Trends & Forecasts (2025-2030), 2025. Hydrogen Gas Market; international Energy Agency (IEA), Global Hydrogen Review 2023, 2023. Global Hydrogen Review
56 White House, Reinvigorating America's Beautiful Clean Coal Industry and Amending Executive Order 14241, April 8, 2025. Executive Order
57 See footnote 13.
58 See footnote 4.
59 Mordor Intelligence, Hydrogen Gas Market Size & Share Analysis - Growth Trends & Forecasts (2025-2030), 2025. https://www.mordorintelligence.com/industry-reports/hydrogen-gas-market; Mordor Intelligence, Jet Fuel Market Size & Share Analysis - Growth Trends & Forecasts (2025-2030), 2025. https://www.mordorintelligence.com/industry-reports/jet-fuel-market; Grand View Research, Naphtha Market Size, Share & Trends Analysis Report By Application, By Region, And Segment Forecasts, 2025-2030, 2025. https://www.grandviewresearch.com/industry-analysis/naphtha-market

1. Domestic Expansion: The company plans to build multiple FASForm™ facilities in West Virginia, which ranks fifth in U.S. energy production and can support 10 plants processing 10,000 tons per day each, equating to 36.5 million tons annually. These facilities will target markets like metallurgical coal ($182.52 billion in 2025) and diesel ($252.81 billion), to be secured by long-term coal feedstock agreements. Federal tax credits of $1.5 billion and the April 8, 2025, executive order promoting clean coal technologies, alongside West Virginia's tax incentives, streamline permitting and financing for rapid expansion.60

2. Feedstock Diversification: Initially focused on coal, FASForm's ability to process lignite, oil sands, tar sands, and waste plastics opens new markets, such as recycling and oil sands regions like Canada. This flexibility reduces supply risks, enabling entry into the $198.43 billion naphtha market for petrochemicals and supporting circular economy trends for sustainable growth.61

3. Product Diversification: The company aims to expand into advanced carbon materials like carbon fibers and graphene, specialized chemicals such as aromatics, and sustainable aviation fuels (SAF), driven by the jet fuel market's 11.07% growth rate through 2030.62 FASForm's multi-product output-2.3 barrels of liquid fuels per ton, 20 million standard cubic feet per day of hydrogen, and high-energy FASCarbon-maximizes revenue across steel, chemical, and fuel applications.

4. International Licensing: With licensed patents covering up to 85% of the global coal market, the Company will pursue sublicensing agreements and joint ventures in high-demand regions like Asia-Pacific, where coal consumption is projected at 8.7 billion tons in 2025. China's hydrogen production goals and Europe's Emissions Trading System create opportunities for FASForm's low-emission products, which reduce CO₂ by 25-35%, meeting stringent global standards.63

5. Special Purpose Entity Structure: The planned SPE structure enables efficient project financing for each facility, attracting investors to a $1 trillion clean energy market.64 By leveraging $1.5 billion in federal tax credits and $500 billion in global coal transition investments by 2030, the SPE model supports scalability and enhances investor returns.65

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60 Grand View Research, Naphtha Market Size, Share & Trends Analysis Report By Application, By Region, And Segment Forecasts, 2025-2030, 2025. Naphtha Market; U.S. Energy Information Administration (EIA), State Energy Data System (SEDS), 2022. https://www.eia.gov/state/?sid=WV; User-provided data, cross-verified with International Energy Agency (IEA), Coal Mid-Year Update, July 2024. https://www.iea.org/reports/coal-mid-year-update-july-2024; International Energy Agency (IEA), Coal in Net Zero Transitions, 2023. https://www.iea.org/reports/coal-in-net-zero-transitions
61 Grand View Research, Naphtha Market Size, Share & Trends Analysis Report By Application, By Region, And Segment Forecasts, 2025-2030, 2025. https://www.grandviewresearch.com/industry-analysis/naphtha-market
62 See footnote 42.
63 International Energy Agency (IEA), Global Hydrogen Review 2023, 2023. Global Hydrogen Review
64 See footnote 59.
65 U.S. Department of Treasury, Anchoring Clean Energy Manufacturing Investments in Coal Country and Beyond, May 15, 2024. Treasury Report; International Energy Agency (IEA), Coal in Net Zero Transitions, 2023. https://www.iea.org/reports/coal-in-net-zero-transitions

6. Future Carbon Credits: As carbon markets grow, FASForm's environmental benefits-25-35% CO₂ reduction, 90% less sulfur than petcoke, and zero-waste processing-position it to generate revenue through carbon credits or offsets.

These initiatives leverage FASForm's cost-competitive production (fuels at less than $20/barrel equivalent), zero-waste design, and supportive policy environment to support growth in domestic and global markets, positioning Frontieras North America to compete effectively in the clean energy sector.

Competitive Landscape and Differentiation

Frontieras North America faces competition from various technologies and fuels, including direct coal liquefaction, coal gasification, conventional crude oil refining, and renewable diesel/biofuel production. These approaches have established infrastructure and market adoption but carry higher costs, water usage, or emissions compared to FASForm™.

The following table summarizes key benchmarks across competing processes:

Criterion	FASForm™	Direct Coal Liquefaction[66]	Gasification-FT67	Renewable Diesel[68]
Yield (bbl/ton)	2.3	2-2.7	1.6-2.0	0.3-0.4
Water Use (t/ton)	0	7	11-12	3-5
Cost ($/bbl eq.)*	<20	62-110	30-35	38-119
Direct CO₂	None	High	High	Medium
Multi-product	Yes	Limited	Syngas-heavy	Diesel only

*All Canadian dollar amounts have been converted into U.S. dollars at C$1.37 = US$1.00, the approximate Bank of Canada exchange rate as of March 31, 2026. Conversions are provided for convenience only and do not represent that the Canadian dollar amounts actually represent such U.S. dollar amounts.

FASForm™ offers competitive advantages validated by pilot testing and third-party engineering assessments:

• Cost efficiency: production costs equivalent to less than US$20 per barrel, lower than liquefaction, gasification, or renewable diesel.

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66 National Energy Technology Laboratory (NETL), Coal to Liquids and Water Use, 2023; ScienceDirect, A techno-economic assessment of gas-to-liquid and coal-to-liquid plants, 2023. https://www.sciencedirect.com/science/article/pii/S030626192031159X; ScienceDirect, Direct Coal Liquefaction - an overview, 2023. https://www.sciencedirect.com/topics/engineering/direct-coal-liquefaction
67 ScienceDirect, Optimization of coal-to-liquid processes; A way forward towards carbon neutrality, 2023. https://www.sciencedirect.com/science/article/pii/S0959652623002945; ScienceDirect, Indirect coal to liquid technologies, 2023. https://www.sciencedirect.com/science/article/pii/S001623611831219X
68 Department of Energy, Hydrogen Production: Biomass Gasification, 2022. https://www.energy.gov/eere/fuelcells/hydrogen-production-biomass-gasification; ScienceDirect, Coal-to-Liquid Technology - an overview, 2023. https://www.sciencedirect.com/topics/engineering/coal-to-liquid-technology

• Environmental performance: no process water use, no direct CO₂ emissions during processing, and a 25-35% reduction in lifecycle CO₂ compared to raw coal combustion.

• Product diversity: multi-product output including FASCarbon™, liquid fuels, and hydrogen, addressing markets collectively exceeding US$1 trillion in 2025.

• Feedstock flexibility: ability to process coal, lignite, oil sands, tar sands, and waste plastics, reducing supply risk compared to competitors reliant on narrow inputs.

Taken together, these advantages support FASForm™'s ability to compete effectively in U.S. and global markets, particularly in coal-dependent regions seeking lower-emission solutions.

Regulatory Environment and Compliance Strategy

Frontieras North America's operations, centered on the FASForm™ process, are subject to a complex framework of federal, state, and local regulations, with a primary focus on environmental compliance and emissions. West Virginia, contributing 5.6% of U.S. total energy production in 2022 and ranking fifth nationally, serves as a strategic energy hub, offering a favorable regulatory environment for the Mason County facility.69 This is reinforced by federal policies, including the April 8, 2025, executive order designating coal as a mineral to promote clean coal technologies and $1.5 billion in tax credits for clean energy projects in coal regions, aligning with West Virginia's pro-energy framework.70

Key Regulatory Considerations:

• Environmental Permits: The facility requires air quality permits under the Clean Air Act, water discharge permits under the Clean Water Act, and waste management permits under the Resource Conservation and Recovery Act (RCRA). FASForm's zero-waste design, producing no CO₂ during processing and repurposing byproducts like hydrogen sulfide into fertilizer, ensures compliance with these requirements.71

• Product Specifications: Liquid hydrocarbons (naphtha, kerosene, diesel) must meet EPA and ASTM fuel quality standards for transportation fuels, targeting high-growth markets such as diesel ($252.81 billion in 2025) and jet fuel ($195.22 billion in 2025, 11.07% CAGR to 2030).72 FASForm's minimal hydrotreating process achieves low-sulfur and performance standards, supporting sustainable aviation fuel (SAF) demand.73

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69 U.S. Energy Information Administration (EIA), State Energy Data System (SEDS), 2022. https://www.eia.gov/state/?sid=WV
70 U.S. Department of Treasury, Anchoring Clean Energy Manufacturing Investments in Coal Country and Beyond, May 15, 2024. https://home.treasury.gov/news/featured-stories/anchoring-clean-energy-manufacturing-investments-in-coal-country-and-beyond; International Energy Agency (IEA), Coal in Net Zero Transitions, 2023. https://www.iea.org/reports/coal-in-net-zero-transitions; White House, Reinvigorating America's Beautiful Clean Coal Industry and Amending Executive Order 14241, April 8, 2025. https://www.whitehouse.gov/presidential-actions/2025/04/reinvigorating-americas-beautiful-clean-coal-industry-and-amending-executive-order-14241/
71 National Energy Technology Laboratory (NETL), Coal to Liquids and Water Use, 2023. https://www.netl.doe.gov/research/coal/energy-systems/gasification/gasifipedia/coal-to-liquids-water-use; PRWeb, Frontieras North America Selects West Virginia for Site of its First FASForm Plant, April 13, 2022. https://www.prweb.com/releases/frontieras-north-america-selects-west-virginia-for-site-of-its-first-fasform-plant-811929231.html
72 Mordor Intelligence, Jet Fuel Market Size & Share Analysis - Growth Trends & Forecasts (2025-2030), 2025. https://www.mordorintelligence.com/industry-reports/jet-fuel-market; Grand View Research, Naphtha Market Size, Share & Trends Analysis Report By Application, By Region, And Segment Forecasts, 2025-2030, 2025. https://www.grandviewresearch.com/industry-analysis/naphtha-market
73 ASTM International, ASTM D975 - Standard Specification for Diesel Fuel, 2023. https://www.astm.org/d975-23.html

• Emissions Regulations: Compliance with EPA's National Emission Standards for Hazardous Air Pollutants (NESHAP) and 2024 power plant emission standards is critical, targeting sulfur, nitrogen oxides, and CO₂.74 FASForm's 25-35% CO₂ reduction and near sulfur-free FASCarbon (90% less sulfur than petcoke) align with these standards, reducing emissions for over 200 U.S. coal-fired power plants.

• Transportation Regulations: Products transported by rail, truck, and barge must adhere to U.S. Department of Transportation (DOT) and Pipeline and Hazardous Materials Safety Administration (PHMSA) regulations. FASForm's high-energy, low-contaminant products, with reduced shipping mass due to moisture removal, streamline compliance and enhance transport efficiency.

Compliance Strategy: Frontieras North America is collaborating with environmental consultants and regulatory experts to ensure the Mason County facility design exceeds federal and state requirements, incorporating best practices for environmental protection. The facility leverages FASForm's zero-waste, low-emission profile-producing no CO₂ during processing, reducing CO₂ emissions by 25-35%, and utilizing a closed-loop system-to minimize compliance costs and environmental impact. Third-party validations from West Virginia pilot operations confirm alignment with air quality, water, and waste regulations, positioning the facility as a model for sustainable energy production.

West Virginia's supportive regulatory framework, facilitated by the West Virginia Economic Development Authority's tax incentives and streamlined permitting processes, enhances operational feasibility.75 Federal support, including $1.5 billion in tax credits and the 2025 executive order, reduces regulatory barriers and financial risks.76 To address controversies around clean coal versus renewables, the company engages proactively with regulators, highlighting FASForm's environmental benefits and alignment with global emissions reduction policies supported by coal transition investments of approximately $500 billion by 2030.77 This strategy ensures compliance while capitalizing on the growing demand for clean energy products in markets like hydrogen ($197.39 billion in 2025) and metallurgical coal ($182.52 billion in 2025).78

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74 Environmental Protection Agency (EPA), Power Plant Emission Standards, 2024. https://www.epa.gov/stationary-sources-air-pollution/electric-utility-generating-units
75 West Virginia Department of Economic Development, Incentives and Financing, 2024. https://westvirginia.gov/incentives-and-financing/
76 U.S. Department of Treasury, Anchoring Clean Energy Manufacturing Investments in Coal Country and Beyond, May 15, 2024. https://home.treasury.gov/news/featured-stories/anchoring-clean-energy-manufacturing-investments-in-coal-country-and-beyond; White House, Reinvigorating America's Beautiful Clean Coal Industry and Amending Executive Order 14241, April 8, 2025. https://www.whitehouse.gov/presidential-actions/2025/04/reinvigorating-americas-beautiful-clean-coal-industry-and-amending-executive-order-14241/
77 International Energy Agency (IEA), Coal in Net Zero Transitions, 2023. https://www.iea.org/reports/coal-in-net-zero-transitions; International Energy Agency (IEA), Future of Coal in the Energy Transition, 2024. https://www.iea.org/reports/future-of-coal-in-the-energy-transition
78 Mordor Intelligence, Hydrogen Gas Market Size & Share Analysis - Growth Trends & Forecasts (2025-2030), 2025. https://www.mordorintelligence.com/industry-reports/hydrogen-gas-market; User-provided data, cross-verified with International Energy Agency (IEA), Coal Mid-Year Update, July 2024. https://www.iea.org/reports/coal-mid-year-update-july-2024

Company Statements and Testing History

The Company has previously disclosed the results of pilot testing and development activities in public statements and press releases. The statements made in this Offering Circular regarding product performance and environmental characteristics reflect the Company's own experience and understanding based on its internal development work and pilot-scale operations. No third-party engineering reports or opinions are filed as exhibits or relied upon in connection with this Offering Circular.

Legal Proceedings

We are not currently a party to any pending legal proceedings that are material to our business.

DESCRIPTION OF PROPERTY

Mason County, West Virginia Facility Site

On January 16, 2026, the Company closed on the purchase of approximately 183.4 acres in Mason County, West Virginia for total consideration of $4,835,000, funded in part by a $3,585,000 promissory note payable to BJ Builders, Inc. due July 15, 2026, with the balance applied from prior option payments ($882,500) and available cash ($367,500). This site is intended to serve as the location of our first commercial-scale refinery.

Strategic Location Advantages

The Mason County site provides several strategic advantages:

• Transportation Infrastructure: Access to major highways, CSX rail lines (including an existing rail spur), and the Ohio River, facilitating transportation of raw materials and finished products.

• Proximity to Coal Resources: Located in West Virginia's coal region, providing access to our contracted Pittsburgh #8 coal supply. West Virginia is the second-largest coal producer in the nation.

• Utilities Access: Existing connections for electricity, natural gas, and water.

• Industrial Zoning: The property is zoned for industrial use, which we believe will facilitate the permitting process.

• Business Environment: West Virginia offers a competitive business climate, ranked #10 for best business climate in Business Facilities 2021 State Rankings Report, with stable tax conditions.

Planned Facility Infrastructure

We plan to construct:

• Processing Units: Core FASForm™ processing units and a renewable diesel refinery.

• Storage Facilities: Tanks and storage areas for raw materials and finished products.

• Loading/Unloading Facilities: Rail loading facilities and river barge moorings for material handling.

• Utilities Infrastructure: Power generation, water treatment, and other utility systems.

• Administrative Buildings: Office space, control rooms, and supporting facilities.

Current Status

The Company closed on the property on January 16, 2026. The property is secured by a Deed of Trust in favor of BJ Builders, Inc. pending repayment of the Promissory Note. Initial site assessments have been completed, including environmental reviews, geotechnical studies, and preliminary engineering evaluations, which have indicated that the site is suitable for our planned facility.

We have partnered with Consolidated Asset Management Services (CAMS) to provide operational support from construction and commissioning through maintenance and risk management. CAMS is expected to handle operational management, asset management, IT & cybersecurity, compliance, and risk management.

The Company plans to form a special purpose entity (SPE) to develop and construct our first refinery and expects to own approximately seventy-nine percent (79%) of this SPE.

Note: Statements regarding our plans to construct a refinery, and to operate the facility are forward-looking in nature and subject to the risks described under Risk Factors.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and related notes. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this Offering Circular.

OVERVIEW

Frontieras North America, Inc. ("Frontieras," the "Company," "we," "us," or "our") is a Wyoming corporation formed on March 25, 2021, as a wholly-owned subsidiary of Frontier Applied Sciences, Inc.

("FAS"), a Nevada corporation. We are an energy and industrial technology development company focused primarily on the commodities sector.

Our business model centers on developing refineries utilizing a proprietary refining technology called FASForm™, which we have exclusively licensed from FAS for use in the United States and Canada. This technology uses a solid-vapor reactive fractionation process to purify and reform solid carbonaceous materials (including coal, lignite, oil shale, tar sands, and waste plastics) by extracting volatiles, moisture, and contaminants. The solid product produced from this process is a low-emission, smokeless boiler fuel or technical carbon called "FASCarbon™ " along with valuable liquid hydrocarbon fuels, gases, industrial chemicals and fertilizers.

Our proprietary FASForm™, technology creates significant competitive advantages in the energy sector through its innovative approach which unlocks the intrinsic value of coal. We extract valuable components such as hydrogen, methane, diesel, aviation fuels, naphtha, and FASCarbon™ from lower-grade coal, other carbonaceous materials, and waste plastics. This zero-waste process uses residuals to make large volumes of sulfuric acid and fertilizer.

Recent Developments

  Closed on the purchase of 183.4 acres in Mason County, West Virginia on January 16, 2026 for total consideration of $4,835,000, funded in part by a $3,585,000 secured promissory note payable to BJ Builders, Inc. bearing interest at 10% per annum and due July 15, 2026.

  Completed a Regulation CF offering launched in September 2024, which closed in April 2025, raising $4,603,795 of new working capital for our operations, less fundraising expenses.

  Completed a second Regulation CF offering launched in September 2025, which closed in November 2025, raising $845,567 of new working capital.

  Secured 10-year commercial commitments and understandings for both feedstock and offtake will ensure strong market demand and operational stability for our planned facility.

  In November 2024, we entered into a share purchase agreement with an investor for the sale of up to $150,000,000 of the Company's Class A Common Stock contingent upon achieving a public listing.

  As of September 30, 2025, we had $1,473,134 of cash on our balance sheet, improving our liquidity position from the end of fiscal year 2024.

  On February 11, 2026, we commenced a Regulation D, Rule 506(b) private placement offering of up to $5,000,000 of our Class A Common Stock at $6.75 per share, which remains open as of the date of this Offering Circular.

RESULTS OF OPERATIONS

Year Ended September 30, 2025 Compared to September 30, 2024

The following table summarizes our results of operations for the fiscal years ended September 30, 2025 and 2024:

	Fiscal Year Ended September 30, 2025	Fiscal Year Ended September 30, 2024	Change ($)	Change (%)
Revenue	$0	$0	$0	0%
Operating Expenses	$2,129,229	$980,134	$1,149,095	117%
Net Loss	($2,089,223)	($1,022,285)	$1,066,938	104%

Revenue

We remained pre-revenue in 2025 and 2024, with plans to generate revenue once our first commercial facility becomes operational.

Operating Expenses

For the fiscal year ended September 30, 2025, our operating expenses were $2,129,229, compared to $980,134 in 2024, representing an increase of $1,149,095 or 117%. These operating expenses are comprised of $2,012,207 in general and administrative expenses and $117,022 in sales and marketing expenses, reflecting our continued investment in project development and preparing for the Mason County, WV project while securing necessary financing. This increase was primarily driven by:

● An increase in professional fees and consulting expenses as we advanced our development plans and capital raising activities;

● Increased pre-development costs for our first commercial facility in Mason County, West Virginia; and

Net Loss

For the fiscal year ended September 30, 2025, we incurred a net loss of $2,089,223, compared to a net loss of $1,022,285 for the fiscal year ended September 30, 2024, representing an increase of $1,066,938 or 104.4%. This increase in net loss was primarily due to the higher operating expenses described above, as we continued to invest in our growth strategy and preparations for our first commercial facility.

LIQUIDITY AND CAPITAL RESOURCES

Year Ended September 30, 2025 Compared to September 30, 2024

Current Liquidity Position

As of September 30, 2025, our cash and cash equivalents were $1,473,134, compared to $66,438 as of September 30, 2024, and we had a working capital surplus of $2,465,225 compared to a working capital surplus of $331,260 in 2024. This liquidity position is primarily the result of our successful Regulation CF offering that closed in April 2025, which raised $4,603,795, less offering expenses. Our total assets as of September 30, 2025 were $3,114,859, which included:

● Cash and cash equivalents: $1,473,134

● Real estate option agreement: $732,500

● Deferred costs, prepaids and other current assets: $696,676

● Property and equipment, net: $212,549

As of September 30, 2025, our total liabilities were $437,085, which related to accounts payable of $436,430 and accrued expenses of $655. Our stockholders' equity was $2,677,774, which included common stock par value and additional paid-in capital of $6,730,370 and an accumulated deficit of $4,052,596.

The Company has a net operating loss of $2,089,223, an operating cash outflow of $2,576,520 and liquid assets in cash of $1,473,134 as of September 30, 2025. These factors normally raise substantial doubt about the Company's ability to continue as a going concern.

The Company's ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results.

Management has evaluated these conditions and plans to raise capital as needed to satisfy its capital needs. During the next twelve months, the Company intends to fund its operations through debt and/or equity financing.

However, there are no assurances that management will be able to continue to raise capital on terms acceptable to the Company. If it is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned development, which could harm its business, financial condition, and operating results. The accompanying financial statements do not include any adjustments that might result from these uncertainties.

Cash Flow Analysis

Cash Flow from Operating Activities

For the fiscal year ended September 30, 2025, net cash used in operating activities was $2,576,520 compared to $960,104 in 2024. The main components of our operating activities during this period were professional fees as we focused on advancing our development plans and capital raising activities, and due diligence costs for the West Virginia land acquisition.

Cash Flow from Investing Activities

For the fiscal year ended September 30, 2025, our investing activities consisted of deposits related to our Mason County project site of $400,000 and costs for pre-construction engineering and design costs. These investments are crucial for our project development as we prepare for construction of our first commercial facility.

Cash Flow from Financing Activities

For the fiscal years ended September 30, 2025, net cash provided by financing activities was $4,383,216, consisting of $1,260,020 proceeds from our 2024-2025 Regulation D offering and $4,603,795 proceeds from our Regulation CF offering that closed in April 2025, less offering expenses of $391,323 paid to our offering platform host DealMaker, and legal, advertising and marketing expenses of $1,089,276 related to our capital campaign. This successful capital raise significantly improved our cash position and provided essential working capital to fund our ongoing operations and project development activities.

Capital Requirements and Future Funding Needs

Our current business plan estimates total capital expenditures of approximately $850 million for our first commercial-scale facility, which will include both a FASForm(TM) unit and a Renewable Diesel unit. We anticipate funding construction through a combination of equity and debt, with approximately 20% of the total project cost ($170 million) from equity and 80% ($680 million) from debt.

In 2024, we entered into an agreement with Consolidated Asset Management Services (CAMS), a leading operator and asset manager in the energy sector, to provide operations and maintenance, safety and compliance, IT/OT cybersecurity, vendor management, and financial/administrative services for our planned Mason County facility. While the CAMS engagement mitigates execution and operational risks once the facility is financed, it also represents a material contractual obligation. We expect to incur significant costs under this agreement once project financing is secured and construction of the facility has begun.

On January 16, 2026, we closed on the purchase of the Mason County property for total consideration of $4,835,000, applying $882,500 in prior non-refundable option payments and $367,500 from available cash toward the purchase price, with the remaining $3,585,000 financed by a secured promissory note payable to BJ Builders, Inc. bearing interest at 10% per annum and due July 15, 2026 (the "Promissory Note"). Repayment of the Promissory Note by July 15, 2026 is a near-term priority use of proceeds from this Offering. See Exhibit 6.2f - Promissory Note.

Our independent auditors' report for the fiscal year ended September 30, 2025 included an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our continuation as a going concern remains dependent on our ability to secure substantial additional financing. We will require significant additional capital -- well in excess of our current resources -- to fund construction of our Mason County facility and execute our business plan.

Although we have entered into a $150 million share purchase agreement contingent on achieving a public listing, and we are actively pursuing project-specific institutional debt and equity, there can be no assurance that such financing will be available on the terms or timeline we expect. Failure to raise additional capital when needed would materially harm our ability to repay the Promissory Note securing our Mason County property, proceed with construction, and continue operations.

Proceeds from this Regulation A Offering will primarily be used for:

● Repayment of the $3,585,000 Promissory Note;

● Completing final-phase project engineering;

● Site preparation for development; and

● Procurement of long-lead materials for construction.

Following this Offering, we anticipate requiring additional capital to fully fund the construction of our first commercial facility. We are currently in discussions with potential lenders, institutions and insurance companies, regarding project debt/equity financing. We have also secured a commitment from an investor for up to $150 million in equity financing contingent upon achieving a public listing of our Common Stock.

Trends and Uncertainties Affecting Liquidity and Capital Resources

Our business plan assumes that a substantial portion of the $850 million capital cost for our Mason County, West Virginia facility will be procured through institutional sources. While we have entered into a $150 million share purchase agreement with an institutional investor, access to this capital is contingent upon our achieving a public listing of our Class A Common Stock. The timing and certainty of a public listing are outside of our control, and until such a listing occurs, we cannot rely on this source of financing. Finally, our current $850 million cost estimate for the Mason County facility is based on current engineering assumptions, but large-scale infrastructure projects are subject to inflationary pressures, supply chain constraints, and construction risks that may increase total costs. If project costs escalate materially, we will be required to raise additional capital, which could increase dilution or debt burden and may delay execution of our project.

ISSUANCES OF EQUITY

Previous Regulation D Offerings

Since our inception, we have conducted several private placement offerings under Regulation D of the Securities Act of 1933, as amended. These offerings have been instrumental in providing the initial capital needed to develop our business plan, secure our technology licensing agreement, and begin the preliminary engineering and site planning for our first commercial facility.

2022-2023 Private Placement Memorandum Offering

In August 2022, we launched a Regulation D, Rule 506(b) private placement pursuant to a Private Placement Memorandum offering up to $5 Million of our Class A Common Stock at $25.00 per share (pre-split). The minimum subscription was $50,000, subject to waiver at the Company's discretion. Investors in this Offering also received an option to acquire up to 1% of the equity in a special purpose entity (SPE) to be formed for holding title to our Mason County, West Virginia project site.

Approximately $850,000 in proceeds was raised from four accredited investors which were used for product development and general working capital as proceeds were not sufficient to be applied towards the $3.85 million purchase price under our March 2022 Real Estate Option Agreement for the Mason County site.

2024-2025 Rule 506(b) PPM Offering

In October 2024, we launched another Regulation D, Rule 506(b) private placement offering up to $5 million of our Class A Common Stock at $6.00 per share (post-split). Investors also received options to acquire up to 0.20% equity in the project SPE to be formed for the Mason County facility, with the percentage proportionately reduced if the maximum was not raised.

We raised approximately $1,260,000 from 21 investors. Proceeds were used for project engineering, site preparation, extension payments under our land option, engagement of CAMS as operator/asset manager, and general corporate purposes.

Share Purchase Agreement

In November 2024, we entered into a share purchase agreement with an investor for the sale of up to $150,000,000 (the "Aggregate Limit") of the Company's Class A Common Stock contingent upon achieving a public listing. This agreement represents a significant potential source of future equity capital that we can access following a public listing.

Key terms of the agreement include:

  The Company can put Common Stock to the investor within three years from public listing at 90% of the average daily closing price during the draw-down pricing period

  Draw-down amounts may not exceed 400% of the average trading volume for the 30-day period immediately preceding the draw-down exercise date

  The Company can put restrictions on stock sales by the investor and prohibit short sales

  The Company can set a threshold "floor" price during draw-down periods

  On the public listing date, the Company will issue warrants to the investor granting the right to purchase Common Stock representing 6.15% of the total equity interest

  The investor is entitled to a 2% commitment fee of the Aggregate Limit ($150,000,000), either in cash or Common Stock, within one year from the public listing date

  If the Company is sold in a private transaction, a fee of 2.5% of the total consideration received by the Company shall be paid to the investor

This agreement provides us with flexibility for future equity financing without the immediate dilution of our current shareholders.

Recent and Upcoming Offerings

2024-2025 Regulation CF Offering

In September 2024, we launched a Regulation Crowdfunding (CF) offering through DealMaker Securities LLC as the intermediary. This Offering was structured to allow both accredited and non-accredited investors to participate in our growth. The offering was conducted pursuant to Section 4(a)(6) of the Securities Act and Regulation Crowdfunding promulgated thereunder.

The offering featured the following terms:

  Security Type: Class C Common Stock

  Price per Share: $6.73

  Maximum Offering Amount: $4,999,993.58

  Offering Deadline: April 28, 2025

The offering closed in April 2025, successfully raising $4,603,795 from investors. The proceeds from this offering have been used primarily to:

  Fund ongoing operations and working capital needs

  Advance the engineering and design work for our Mason County facility

  Support our marketing and business development efforts

  Fund due diligence costs for our West Virginia land

  Make deposits related to our Mason County project site

This successful raise significantly improved our liquidity position, with $1,473,134 in cash and cash equivalents on our balance sheet as of September 30, 2025.

September 2025 Regulation CF Offering

The Company launched a new Regulation CF offering on September 4, 2025. This offering featured the following terms:

  Security Type: Class C Common Stock

  Price per Share: $6.73 (excludes the 3% Investor Processing Fee up to $80 per investor)

  Maximum Offering Amount: $849,545.94

  Offering Deadline: November 30, 2025

The offering closed in November 2025, raising $845,567 from investors. Proceeds were used primarily for capital expenditures related to our Mason County site, general working capital, and product and research development including project site engineering.

Current Regulation A Offering

We are currently conducting a Regulation A Offering of our Class C Common Stock to raise up to the Maximum Offering Amount of $74,999,997.29. The Offering was originally qualified by the Securities and Exchange Commission on December 15, 2025, and this Post-Qualification Amendment was qualified on [PLACEHOLDER: PQA qualification date].

The proceeds from this Offering will primarily be used for:

  Repayment of the $3,585,000 secured promissory note due July 15, 2026 issued in connection with our January 2026 purchase of the 183.4-acre Mason County, West Virginia project site (the "Promissory Note")

  Completing final-phase project engineering (estimated at $18 Million)

  Site preparation for development

  Procuring long-lead materials for construction

  General working capital of the Company

February 2026 Rule 506(b) PPM Offering

On February 11, 2026, we commenced a Regulation D, Rule 506(b) private placement offering of up to $5,000,000 of our Class A Common Stock at $6.75 per share. Investors also received options to acquire, at a nominal value, a prorated amount of non-voting equity in a special purpose entity ("SPE") to be formed to hold title to our Mason County project site, with up to 0.2% of the outstanding SPE equity if the maximum is raised, proportionately reduced to a floor of 0.004% if only the minimum offering amount of $100,000 is raised, subject to the completion and execution of the SPE subscription agreement.

This offering remains open as of the date of this Offering Circular. We have raised approximately $100,000 as of March 31, 2026. We intend to use any net proceeds, if raised, to support the acquisition of the Mason County, West Virginia project site and related development costs, consistent with the use of proceeds described in this Offering Circular. There is no assurance that any proceeds will be raised under this offering.

DEBT

As of September 30, 2025, all previously issued convertible notes have been settled. For the audited period ended September 30, 2025 and September 30, 2024, the settlement of $744,643 and $692,151, respectively, in convertible promissory notes had no cash impact and is not reflected in cash flow line items, consistent with GAAP for non-cash activities.

Economically, settlement was facilitated through an option agreement with FAS, resulting in a non-cash contribution to FAS's capital account in the Company without direct dilution or cash outflow. For further details, see Note 4 to the audited financial statements.

Subsequent to September 30, 2025, on January 16, 2026, the Company incurred $3,585,000 of debt in connection with the closing of the Mason County property, evidenced by the Promissory Note bearing interest at 10% per annum and secured by a Deed of Trust on the Property, with all principal and accrued interest due July 15, 2026. See Exhibit 6.2f - Promissory Note.

Off-Balance Sheet Arrangements

As of September 30, 2025, we did not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures, or capital resources.

INDUSTRY TRENDS AND REGULATORY ENVIRONMENT

Market and Industry Trends

Frontieras North America's financial performance and liquidity are influenced by several industry trends, as discussed in 'Business - Growth Strategy.' Rising electricity demand from AI and data centers, potentially consuming 6.7- 12% of U.S. electricity by 2028, may drive revenue from FASCarbon™ and hydrogen (USD 192.55 billion market in 2025), but competition from renewables (60% of global power by 2030) could limit growth.79 Stable coal demand (8.7 billion tons through 2027) supports feedstock availability and FASCarbon™ sales, though regulatory shifts may increase compliance costs.80 See 'Business - Growth Strategy' for details on market opportunities. U.S. tax credits (USD 1.5 billion) and a January 2025 executive order may lower capital needs, but policy reversals pose uncertainties.81 Rising carbon costs for refiners ($100/ton by 2033) enhance FASForm's cost advantage (<$20/barrel), but renewable fuel adoption may impact diesel and jet fuel margins (USD 252.81 billion and USD 195.22 billion markets).82 See 'Business - Growth Strategy' for market size data. The coal industry's innovation lag creates opportunities for FASForm™, though market adoption depends on regulatory and competitive dynamics.83

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79 National Energy Technology Laboratory (NETL), Clean Coal Technologies: Challenges and Opportunities, 2023, p. 18. https://www.netl.doe.gov/research/coal/energy-systems/clean-coal-technologies ; Mordor Intelligence, Hydrogen Gas Market Size & Share Analysis - Growth Trends & Forecasts (2025-2030), 2025, p. 3. https://www.mordorintelligence.com/industry-reports/hydrogen-gas-market; International Energy Agency (IEA), Future of Coal in the Energy Transition, 2024, p. 15. https://www.iea.org/reports/future-of-coal-in-the-energy-transition
80 International Energy Agency (IEA), Coal Mid-Year Update, 2024, p. 12. https://www.iea.org/reports/coal-mid-year-update-july-2024
81 U.S. Department of Treasury, Anchoring Clean Energy Manufacturing Investments in Coal Country and Beyond, 2024, p. 2. https://home.treasury.gov/news/featured-stories/anchoring-clean-energy-manufacturing-investments-in-coal-country-and-beyond; White House, Executive Order on Unleashing American Energy, 2025, p. 1. https://www.whitehouse.gov/briefing-room/presidential-actions/2025/01/executive-order-on-unleashing-american-energy/
82 Boston Consulting Group, Carbon Pricing and Its Impact on Refining Operations, 2023, p. 7. https://www.bcg.com/publications/2023/carbon-pricing-impact-on-refining; Mordor Intelligence, Diesel As Fuel Market Size & Share Analysis - Growth Trends & Forecasts (2025-2030), 2025, p. 4. https://www.mordorintelligence.com/industry-reports/diesel-as-fuel-market ;Mordor Intelligence, Hydrogen Gas Market Size & Share Analysis - Growth Trends & Forecasts (2025-2030), 2025, p. 3. https://www.mordorintelligence.com/industry-reports/hydrogen-gas-market
83 National Energy Technology Laboratory (NETL), Clean Coal Technologies: Challenges and Opportunities, 2023, p. 18. https://www.netl.doe.gov/research/coal/energy-systems/clean-coal-technologies

Regulatory Considerations

The regulatory environment affecting our operations includes:

  Environmental Permits: Compliance with air quality, water discharge, and waste management regulations, particularly for our Mason County, WV facility. We will work closely with the West Virginia Department of Environmental Protection to ensure timely approvals for our planned facility.

  Emissions Standards: Regulations under the Clean Air Act affecting coal processing emissions, with potential impacts on our FASCarbon™ product. Our technology is designed to significantly reduce emissions compared to traditional coal use, with the potential for 25-35% net CO2' emissions reduction.

  Energy & Fuel Regulations: Oversight by the Department of Energy, EPA, and other agencies on synthetic fuel production, transportation, and carbon emissions. The current regulatory environment is more favorable to coal and fossil fuel utilization following recent policy changes.

We continue to monitor regulatory changes that may impact project timelines and financial performance, while positioning our technology as a solution that can help meet both energy demands and environmental objectives.

CRITICAL ACCOUNTING POLICIES

Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates.

We believe that the following accounting policies are the most critical to the judgments and estimates used in the preparation of our financial statements:

1. Property and Equipment: Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.

2. Real Property: The Company records owned real property at cost, inclusive of all amounts paid under the prior Real Estate Option Agreement which were applied to the purchase price at closing. Land is not subject to depreciation.

3. Intangible Assets: Intangible assets primarily consist of our exclusive license to use the FASForm™, technology in the United States and Canada. These assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.

4. Income Taxes: The Company accounts for income taxes under the liability method. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between financial statement carrying values and respective tax bases. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized.

SUBSEQUENT EVENTS

Since September 30, 2025, the following significant events have occurred:

● West Virginia Property Closing. On January 16, 2026, the Company closed on the purchase of 183.4 acres in Mason County, West Virginia for total consideration of $4,835,000, applying $882,500 in prior option payments and $367,500 from available cash toward the purchase price, with the remaining $3,585,000 financed by the Promissory Note bearing interest at 10% per annum and due July 15, 2026, secured by a Deed of Trust on the Property. See Exhibit 6.2d - Real Estate Purchase Agreement and Exhibit 6.2f - Promissory Note.

● Board of Directors Changes. Effective February 20, 2026, Doug Remy resigned as a Director (continuing as Secretary), Jose Lopez was appointed as a Director, and Stephen R. Boatwright, John Venners, and Jean Abiassi were appointed as Independent Directors. See "Compensation of Directors and Executive Officers."

● Employment Arrangements. Since qualification of our offering statement on December 15, 2025, our Chief Executive Officer, Chief Technology Officer, and Chief Commercial Officer have transitioned from independent contractor (W-9) to employee (W-2) status, with formal employment agreements to be memorialized. The terms of such arrangements, including salary levels, have not been finalized as of the date of this Offering Circular.

● Equity Incentive Plan Update. The Company adopted an Amended and Restated 2025 Equity Incentive Plan. See Exhibit 6.6c - Amended and Restated 2025 Equity Incentive Plan.

● Regulation A Offering Price Increases. Prior to the filing of this amended offering circular, the Company filed two offering circular supplements pursuant to Rule 253(g)(2): Supplement No. 1 (February 13, 2026) increasing the offering price from $7.38 to $7.77 per share, and Supplement No. 2 (April 10, 2026) further increasing the offering price to $8.48 per share. This amended offering circular further increases the offering price to $9.01 per share and increases the maximum offering amount to $74,999,997.29 at $9.01 per share, superseding and replacing the prior offering circular and both supplements.

● Change in Fiscal Year End. On April 21, 2026, the Board of Directors approved a change in the Company's fiscal year end from September 30 to December 31, effective immediately. The Company filed a Form 1-U with the SEC on April 23, 2026 disclosing this change. The audited financial statements for the fiscal year ended September 30, 2025 remain unchanged. The Company will include financial statements for the transition period October 1, 2025 through December 31, 2025 in its next annual report on Form 1-K.

RELAXED ONGOING REPORTING REQUIREMENTS

If we become a public company in the future, we will be required to publicly report on an ongoing basis as an "emerging growth company" (as defined in the Jumpstart Our Business Startups Act of 2012, which we refer to as the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an "emerging growth company," we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not "emerging growth companies," including but not limited to:

  Not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002;

  Reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements;

  Exemption from the requirements to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved;

  Presenting only two years of audited financial statements and only two years of related management's discussion and analysis of financial condition and results of operations in our initial registration statement; and

  Reduced disclosure obligations in our periodic reports, proxy statements, and registration statements.

If we become a public reporting company in the future, we expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an "emerging growth company" for up to five years, although if the market value of our common stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an "emerging growth company" as of the following September 30.

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Executive Officers and Directors

Name	Age	Position	Term of Office	Approximate Hours per Week
Matthew McKean	56	Chief Executive Officer and Director	Since inception (2021)	40+
Joseph Witherspoon	55	Chief Technology Officer and Director	Since inception (2021)	40+
Jose Lopez	45	Chief Financial Officer; Director since February 2026	Since 2025	40+
Andrea Moran	56	Chief Commercial Officer	Since 2022	40+
Stephen R. Boatwright	62	Independent Director	Since February 2026	As needed
John Venners	76	Independent Director	Since February 2026	As needed
Jean Abiassi	68	Independent Director	Since February 2026	As needed

Business Experience

Matthew McKean - Chief Executive Officer and Director

Mr. McKean co-founded Frontieras North America in 2021 and serves as its Chief Executive Officer and Director. He is also Chairman and CEO of Frontier Applied Sciences, Inc. since 2011. Mr. McKean has more than 25 years of experience in finance and operations, originating and placing more than $3 billion in real estate secured finance. His background spans industries including construction, heavy-equipment leasing, green product development, advertising and PR, highway construction, and consumer goods. He holds a B.S. in Human Nutrition with emphasis in Chemistry from Arizona State University.

Joseph Witherspoon - Chief Technology Officer and Director

Mr. Witherspoon is the co-founder, CTO, and Director of Frontieras and CTO of Frontier Applied Sciences, Inc. since 2010. He is the inventor of the FASForm™ (SCF) process and author of its core patents. Previously, he held engineering roles with Marathon Petroleum, Chevron, Enterprise Products, and Sinclair Oil. He holds a B.S. in Chemical and Fuels Engineering from the University of Utah and is a licensed Professional Engineer.

Jose Lopez - Chief Financial Officer and Director

Mr. Lopez was appointed CFO of Frontieras in 2025. He previously served as VP of Finance for Paterson-UTI Energy, Inc. (2022-2025), where he led corporate financial planning, post-merger integration, ESG reporting, and synergies realization. Prior to that, he was CFO of Western Hemisphere Integrated Well Services (2019-2022). Earlier, Mr. Lopez spent over a decade at PwC managing audits of multi-national public companies in oil and gas, including international assignments in Houston, London, and The Hague, and supporting an oil & gas IPO. He earned his B.A. in Accounting and Finance, cum laude, from the University of Houston-Clear Lake.

Andrea Moran, Chief Commercial Officer

Ms. Moran joined Frontieras in 2022 as Chief Commercial Officer. She is responsible for commercialization strategy, commodities-sector partnerships, and execution of go-to-market initiatives. Previously, she was Vice President of Business Development at Yield Power Group, LLC, and Co-Founder/Managing Partner of Enigami Partners, an energy-resource and investment liaison firm. She holds a B.S. in Political Science from the University of Wisconsin-Madison.

Doug Remy - Vice President of Corporate Affairs and Company Secretary

Mr. Remy served as Director of Frontieras North America from 2021 through February 2026, and is also a Director of Frontier Applied Sciences, Inc. since 2017. He currently serves as Frontieras North America's Vice President of Corporate Affairs and Secretary of the Company and of the Board of Directors. His responsibilities include finance, legal, and administrative oversight. Mr. Remy has been a principal in investment funds raising over $1 billion from high-net-worth individuals, family offices, and institutions. He has also served as an external CFO to companies in energy, manufacturing, and construction. He holds an MBA from Harvard University and a B.A. in Accounting from Luther College (Iowa), magna cum laude.

Stephen R. Boatwright - Independent Director

Mr. Boatwright is a corporate and securities attorney with more than three decades of experience advising public and private companies on mergers and acquisitions, capital raising, corporate governance, and public company compliance. He has prepared IPO, secondary offering, and securities compliance documents for more than 20 public companies listed on NYSE American, Nasdaq, and OTC markets, and has negotiated and documented billions of dollars in financing and M&A transactions. He is a shareholder at Gallagher & Kennedy and was elected to the firm's Board of Directors in 2024. Mr. Boatwright was appointed as an Independent Director of the Company effective February 20, 2026.

John Venners - Independent Director

Mr. Venners brings over 40 years of experience building and leading private and public companies in the global energy sector, including service as Director of Congressional and Public Affairs at the White House Office of Emergency Preparedness during the national energy crisis. He co-founded KFx, Inc., a company focused on advanced coal beneficiation technologies, and established a partnership with Sumitomo Corporation to introduce vanadium fuel cell technology to North America. Mr. Venners currently serves as President of Cynity USA Inc., a Tokyo-based family office, and is a principal partner of AICON YACHTS. Mr. Venners was appointed as an Independent Director of the Company effective February 20, 2026.

Jean Abiassi - Independent Director

Mr. Abiassi is a seasoned engineering and construction executive with more than four decades of experience leading complex infrastructure and heavy civil projects. His career includes senior roles at Brown & Root, Kiewit, and Zachry Construction, where he advanced to President and Chief Operating Officer and oversaw execution of major transportation and infrastructure projects. He subsequently founded Abi5 Consulting and served as President and CEO of the Building and Specialty Groups at Tutor Perini. Mr. Abiassi was appointed as an Independent Director of the Company effective February 20, 2026.

Board Composition

Our board of directors currently consists of six members: Matthew McKean, Joseph Witherspoon, and Jose Lopez, serving as insider directors, and Stephen R. Boatwright, John Venners, and Jean Abiassi, serving as independent directors. The Company's Bylaws provide that the board shall consist of at least one, and no more than ten directors, with the number determined by resolution of the board. Directors are elected annually by the shareholders.

Our board of directors does not currently have any standing committees, but the Board has established a compensation framework for committee chairs in anticipation of forming committees in the future as our operations expand.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Executive Compensation

For the fiscal year ended September 30, 2025, the Company paid an aggregate of $1,176,375 to its five principal officers and director (CEO, CTO, CFO, CCO, and Director) under independent contractor arrangements, and an additional $9,375 to its Chief Financial Officer under an employment agreement, for total compensation of $1,185,750. The payments under independent contractor arrangements were not fixed recurring salaries but were determined by the Board of Directors based on liquidity and available working capital and may be subject to adjustment or deferral. Accordingly, they should not be viewed as fixed recurring salary obligations.

The following table sets forth information concerning the compensation of our named executive officers for the fiscal year ended September 30, 2025:

Name	Capacities in which compensation was received	Cash Compensation ($)	Other Compensation ($)	Total Compensation ($)
Matthew McKean	Chief Executive Officer, Director	375,000	0	375,000
Joseph Witherspoon	Chief Technology Officer, Director	375,000	0	375,000
Jose Lopez*	Chief Financial Officer	90,625	0	90,625
Andrea Moran	Chief Commercial Officer	172,500	0	172,500
Doug Remy	Director	172,625	0	172,625

* Mr. Lopez was appointed Chief Financial Officer in May 2025. His cash compensation of $90,625 reflects $81,250 paid under an independent contractor arrangement from May 2025 through August 2025 and $9,375 paid under his employment agreement from September 2025 through September 30, 2025. Mr. Lopez's annual salary compensation under his employment agreement is $225,000, subject to a bonus to be determined at the discretion of the Board's Compensation Committee. See Exhibit 6.7a - Lopez Employment Agreement.

Note: The individualized amounts above sum to $1,185,750, reflecting $1,176,375 paid under independent contractor arrangements and $9,375 paid under Mr. Lopez's employment agreement, consistent with our audited financial statements for fiscal year 2025.

Since the qualification of our offering statement on December 15, 2025, our Chief Executive Officer, Chief Technology Officer, and Chief Commercial Officer have transitioned from independent contractor (W-9) to employee (W-2) status, with formal employment agreements to be memorialized. The terms of such employment arrangements, including salary levels, have not been finalized as of the date of this Offering Circular. On an annualized basis, aggregate compensation for the Company's four principal executive officers (CEO, CTO, CFO, and CCO) is anticipated to approximate $1,260,000, subject to adjustment or deferral as determined by the Board. Mr. Lopez's annual base salary of $225,000 is fixed pursuant to his employment agreement, subject to a bonus at the discretion of the Board's Compensation Committee.

Effective February 20, 2026, the Board of Directors accepted the resignation of Doug Remy as a Director and appointed Jose Lopez as a Director and Stephen R. Boatwright, John Venners, and Jean Abiassi as Independent Directors. On the same date, the Board established a compensation program for independent directors providing for annual stock compensation of $100,000 payable in restricted stock awards and cash meeting fees of $25,000 per quarterly Board meeting, not to exceed $100,000 annually, with an additional $3,500 per meeting for any independent director serving as Chair of a Board committee. As of the date of this Offering Circular, no restricted stock awards have been granted and no cash payments have been made to any independent director pursuant to this program. Compensation arrangements for insider directors and the Secretary are subject to future Board review and have not been formalized.

Director Compensation

The following table sets forth the independent director compensation program approved by the Board of Directors effective February 20, 2026. As of the date of this Offering Circular, no restricted stock awards have been granted and no cash payments have been made to any independent director pursuant to this program.

Name	Annual Stock Compensation	Annual Cash (Meeting Fees)	Committee Chair Fee (per meeting)
Stephen R. Boatwright	$100,000 (RSAs)	$25,000/quarterly meeting (≤$100,000/yr)	$3,500
John Venners	$100,000 (RSAs)	$25,000/quarterly meeting (≤$100,000/yr)	$3,500
Jean Abiassi	$100,000 (RSAs)	$25,000/quarterly meeting (≤$100,000/yr)	$3,500

Equity Incentive Plan and Stock Option Grant

In July 2025, the Company's Board of Directors adopted the Frontieras North America 2025 Equity Incentive Plan (the "Plan"), which provides for the issuance of stock options and other equity-based awards to employees, directors, and consultants. On August 18, 2025, the Company granted to Jose Lopez, its Chief Financial Officer, a stock option to purchase 500,000 shares of Class A Common Stock at an exercise price of $6.00 per share. The option vests in four equal annual installments of 25% beginning on June 16, 2026, and expires on June 16, 2035, subject to earlier termination in accordance with the terms of the Plan and his award agreement.

On December 29, 2025, the Board adopted an Amended and Restated 2025 Equity Incentive Plan (the "A&R 2025 Plan") and updated standard award forms, which replace the July 2025 version and forms previously filed with our Form 1-A. The material changes reflected in the A&R 2025 Plan are that shares re-acquired by the Company in satisfaction of an award exercise price or tax withholding obligations again become available for issuance under the plan, which may increase the number of shares that can be reissued over time from the stated reserve, and the updated standard stock option grant form reflects an annual vesting schedule (25% per year) and provides for acceleration of unvested option shares upon a Change in Control. See Exhibit 6.6c - Amended and Restated 2025 Equity Incentive Plan and Exhibit 6.6d - Form of Stock Option Grant Notice, Option Agreement, and Notice of Exercise.

The Company may in the future adopt additional equity incentive plans or grant stock options or other equity-based compensation under the A&R 2025 Plan; however, except as noted above, no such arrangements have been implemented as of the date of this Offering Circular.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock as of March 31, 2026, for:

• Each person known by us to beneficially own more than 5% of our outstanding common stock;

• Each of our executive officers and directors; and

• All of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and includes voting or investment power with respect to the securities. Percentages are based on 250,380,995 shares of Class A Common Stock, 93,989,250 shares of Class B Common Stock, and 2,423,344 shares of Class C Common Stock outstanding as of March 31, 2026. Post-period changes to the composition of the Board of Directors and related matters are described in the footnotes below and in the section entitled "Compensation of Directors and Executive Officers."

Name of Beneficial Owner	Class A Common Stock (1)	% of Class A	Class B Common Stock	% of Class B	% of Total Outstanding Common Stock	Percentage of Total Voting Power
Matthew McKean	138,887,933(2)	55.47%	46,994,625	50.0%	40.05%	51.15%
Joseph Witherspoon	138,887,933(2)	55.47%	46,994,625	50.0%	40.05%	51.15%
Jose Lopez(3)	0	0	0	0%	0%	0%
Doug Remy(4)	1,251,000	0.5%	0	0%	0.36%	0.11%
Andrea Moran	1,250,000	0.5%	0	0%	0.36%	0.11%
All directors & executive officers as a group (5 persons)(5)	188,383,558	75.24%	93,989,250	100%	54.32%	94.79%
Frontier Applied Sciences, Inc.	91,893,308	36.7%	0%	0%	26.50%	7.72%
Maui Scottsdale Trust II (6)	25,000,000	9.98%	0%	0%	7.21%	2.10%

(1) Each share of Class A Common Stock entitles the holder to one vote; each share of Class B Common Stock entitles the holder to ten votes; shares of Class C Common Stock have no voting rights.

(2) Matthew McKean and Joseph Witherspoon are the founders of Frontier Applied Sciences, Inc. ("FrontierAS") and collectively own 3,759,750 shares of FrontierAS common stock out of 6,254,000 shares outstanding, representing approximately 60.1% of FrontierAS. As a result, each of Mr. McKean and Mr. Witherspoon may be deemed to beneficially own the 91,893,308 shares of our Class A Common Stock held of record by FrontierAS. The same shares are shown in the table as beneficially owned by FrontierAS; ownership is not additive.

(3) Mr. Lopez was appointed Chief Financial Officer in May 2025. As of September 30, 2025, Mr. Lopez held no shares of Common Stock. On August 18, 2025, the Company granted Mr. Lopez a stock option to purchase 500,000 shares of Class A Common Stock at an exercise price of $6.00 per share, vesting in four equal annual installments of 25% beginning June 16, 2026. As of March 31, 2026, none of these options were exercisable within 60 days and accordingly no shares are included in this table. As of the date of this Offering Circular, the first installment of 125,000 shares has become exercisable within 60 days.

(4) Mr. Remy served as a Director of the Company as of September 30, 2025. Effective February 20, 2026, Mr. Remy resigned as a Director and continues to serve as Secretary.

(5) Consists of Matthew McKean, Joseph Witherspoon, Jose Lopez, Doug Remy, and Andrea Moran. Mr. Lopez held no shares as of March 31, 2026 and accordingly no shares are attributed to him in this aggregate. For this aggregate calculation, the beneficially owned interest 91,893,308 of FrontierAS is calculated once.

(6) Shares are held of record by Maui Scottsdale Trust II. Adrienne Shumway, Trustee has voting and dispositive power over these shares and may be deemed to beneficially own such shares.

Although Stephen R. Boatwright, John Venners, and Jean Abiassi, were each appointed as an Independent Director effective February 20, 2026, each holds no shares as of the date of this Offering Circular.

Concentration of control

Our executive officers and directors-principally Mr. McKean and Mr. Witherspoon as the sole holders of all outstanding Class B Common Stock-collectively hold approximately 94.8% of the total voting power of our outstanding common stock as of March 31, 2026. As a result, they have the ability to control or significantly influence the outcome of all matters submitted to stockholders for approval, including the election of directors and approval of significant corporate transactions.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

License Agreement with Frontier Applied Sciences, Inc.

On July 22, 2022, we entered into an exclusive license agreement with our affiliate, Frontier Applied Sciences, Inc. ("FAS"), for the use of its patented FASForm™ technology (U.S. Patent No. 9,926,492 and Canadian Patent No. 2,796,353), as amended on October 3, 2023. The license covers the United States and Canada, has an initial 25-year term, and may be renewed for successive five-year periods. In consideration for the license, we agreed to pay FAS an annual fee of $950,000 per refinery that uses the technology, payable quarterly. The license allows us to defer payment until our first commercial refinery is commissioned; as of the date of this Offering Circular, no payments have been made.

Ownership and Control of FAS

As of March 31, 2026, FAS owned approximately 26.5% of our outstanding shares. Our co-founders, Matthew McKean (CEO) and Joseph Witherspoon (CTO), together control approximately 86.88% of the voting power of FAS through Class B super-voting shares. Accordingly, our licensing arrangements with FAS are not the result of arm's-length negotiations, and conflicts of interest may arise in connection with the ongoing administration or amendment of these agreements.

Special Purpose Entity Arrangements

We and FAS have agreed on the following ownership structure for special purpose entities ("SPEs") that will own and operate refinery projects: FAS will hold 20% of the equity in the first SPE, 7.5% of the second through fourth SPEs, and 5% of the fifth and subsequent SPEs. For our first refinery project, we expect to hold approximately 79% of the equity, with FAS entitled to the balance. FAS may divide, allocate, or transfer its SPE interests to third-party investors at its discretion. These arrangements will reduce the portion of refinery-level profits attributable to the Company.

CPT Energy, LLC License Rights

On December 14, 2019, FAS entered into a stock purchase agreement with CPT Energy, LLC ("CPTE"), under which CPTE acquired equity in FAS and received the right to obtain a non-exclusive license to the FASForm™ technology. This right may be exercised for a five-year period beginning after the first facility independently developed and managed by FAS is placed in service. The license requires CPTE to grant to FAS (or its affiliate) a 25% profits interest in the first CPTE facility and a proportional profits interest in each subsequent CPTE facility. These rights could dilute the exclusivity of our license and result in additional facilities competing with ours.

Conflicts of Interest
Our officers and directors hold positions with, and beneficially own equity in, FAS. As a result, certain of our executive officers and directors have interests in transactions that may conflict with the interests of our stockholders. We do not currently have a formal written policy for approving related-party transactions, but such transactions are reviewed and approved by our Board of Directors. As we transition toward becoming a reporting company, we intend to adopt policies and procedures designed to ensure that any related-party transactions are approved by disinterested directors and are on terms no less favorable than could be obtained from unaffiliated third parties.

SECURITIES BEING OFFERED

Description of Securities

We are offering up to 8,081,635 shares of our Class C Common Stock at a price of $9.01 per share. The total Maximum Offering Amount is $74,999,997.29. See "Use of Proceeds" and "Plan of Distribution."

Minimum Investment

The minimum investment amount is $1,351.50 per investor, excluding investment processing fees, representing 150 shares of Class C Common Stock. Investors cannot purchase fractional shares.

Investor Processing Fee

The Company will charge investors a fee ("Investor Processing Fee") of 3% of their investment amounts up to a maximum fee per investor of $80, for up to $2,184,465.94 in maximum total Investor Processing Fees. See "Plan of Distribution."

Authorized and Outstanding Capitalization

Our authorized capital stock consists of 1,000,000,000 shares, divided into: 500,000,000 Class A Common Stock (1 vote per share), 250,000,000 Class B Common Stock (10 votes per share; no economic rights), and 250,000,000 Class C Common Stock (non-voting). Class B automatically retires upon any transfer and has no dividend or liquidation rights. See Exhibit 2.1 - Articles of Incorporation, Exhibit 2.2 - Articles of Amendment and Article V Text, and "Description of Articles and Bylaws."

As of September 30, 2025 (audited), we had 250,380,995 shares of Class A Common Stock, 93,989,250 shares of Class B Common Stock, and 714,695 shares of Class C Common Stock outstanding. See Security Ownership of Management and Certain Securityholders and Dilution for additional information on outstanding securities and ownership.

Voting Rights

Class C Common Stock has no voting rights. For comparison:

• Class A Common Stock is entitled to one (1) vote for each share held of record.

• Class B Common Stock has supermajority voting rights, with each share entitled to ten (10) votes

Except as otherwise required in the Articles of Incorporation or by applicable law, the holders of Class A Common Stock and Class B Common Stock vote together as a single class on all matters on which shareholders are generally entitled to vote. The holders of our common stock do not have cumulative voting rights.

Dividend Rights

Subject to applicable law and the rights of any other outstanding class or series of stock having preferences, dividends may be declared and paid on Class A Common Stock and Class C Common Stock out of assets legally available for that purpose at such times and in such amounts as the Board of Directors may determine. Class B Common Stock has no economic rights.

We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future.

Liquidation Rights

In the event of our liquidation, dissolution, or winding up, holders of our Class A Common Stock and Class C common stock are entitled to share ratably in all assets remaining after payment of liabilities.

Equity Incentive Plan

On July 14, 2025, our Board adopted the Frontieras North America 2025 Equity Incentive Plan (the "2025 Plan") to attract and retain personnel and align incentives with stockholders. The 2025 Plan is filed as Exhibit 6.6a - Frontieras North America 2025 Equity Incentive Plan and the following summarizes its material features relevant to investors (see "Compensation of Directors and Executive Officers," "Dilution", and related Exhibits for additional information).

• Share Reserve. The 2025 Plan initially reserves 50,000,000 shares of our common stock for awards, subject to adjustment for stock splits and similar events. Shares tendered or withheld for exercise price or taxes are not returned to the pool.

• Administration. Administered by our Board or its delegate (compensation committee), with authority to grant and interpret awards, set vesting and other terms, and make adjustments as provided in the plan.

• Eligibility. Employees, directors, and consultants of the Company and its affiliates are eligible to receive awards.

• Award Types. Incentive stock options ("ISOs"), non-qualified stock options ("NQSOs"), stock appreciation rights ("SARs"), restricted stock and restricted stock units ("RSUs").

• Option Pricing and Term. Options must have an exercise price at least equal to fair market value on the grant date and generally have a maximum term of 10 years (shorter for certain ISO holders). SARs also generally have a maximum 10-year term.

• Vesting / Service Conditions. Vesting schedules are set in the award agreements. Unexercised options/SARs typically terminate upon service cessation, subject to limited post-termination exercise windows (e.g., up to 3 months after termination, and up to 12 months following death or disability).

• Transferability. ISOs are not transferable other than by will or laws of descent. NQSOs may be transferable to permitted transferees if authorized by the administrator; otherwise awards are non-transferable.

• Change in Control. Upon a change in control, options/SARs may become immediately exercisable and restricted awards may vest or be settled, and the administrator may cash-out, assume, substitute or cancel awards (including cancellation without payment for "out-of-the-money" options/SARs), as provided in the plan.

• Adjustments. In the event of stock splits, recapitalizations and similar transactions, the share reserve, outstanding awards and exercise prices are equitably adjusted per the plan.

Potential Dilution. Awards under the 2025 Plan will dilute stockholders when granted/settled. See Security Ownership of Management and Certain Securityholders and Dilution for additional information on outstanding securities and ownership; the full plan and standard award forms are filed as Exhibit 6.6a - Frontieras North America 2025 Equity Incentive Plan and Exhibit 6.6b - Form of Stock Option Grant Notice, Option Agreement, and Notice of Exercise.

Note on individual grants. Specific executive or director grants (e.g., option grants) are disclosed in Compensation of Directors and Executive Officers; the 2025 Plan summary above is limited to plan features.

Control

Ownership of the Company's shares is concentrated in our affiliate, Frontier Applied Sciences, Inc. ("FAS"), and in our officers and directors. FAS, together with our executive officers and directors and their affiliates, beneficially own or control, directly or indirectly, an aggregate majority of our shares.

Additionally, certain affiliates, officers, and directors own Class B shares which entitle them to ten (10) votes per Class B share. Even if the Maximum Offering Amount is raised, the aggregate ownership of our affiliate and executive officers and directors will still limit the ability for other stockholders to influence corporate matters.

Board of Directors Authority

The Board of Directors of the Company has significant discretion in most matters, and few decisions are made by the stockholders or need their approval. The primary means for stockholders to exert influence over the Company is through the annual election of directors.

No Anti-Dilution; Future Issuances

The Class C shares offered do not have anti-dilution protections. We expect to raise additional equity (and project-level debt) to fund development and construction, which will dilute holders when issued. See "Management's Discussion and Analysis-Liquidity and Capital Resources and Dilution." (A separate share purchase agreement contingent on a future public listing may also be utilized; see MD&A and Exhibit 6.4 - Share Purchase Agreement with GEM Global Yield).

Transfer Restrictions

The securities offered in this Offering are being issued in a transaction exempt from registration under the Securities Act of 1933, as amended, and may not be transferred unless registered under the Securities Act or an exemption from such registration is available.

Class B is non-transferable and automatically retires if transferred. Class A Common Stock and C are transferable subject to applicable law and any transfer agent procedures. No public market currently exists for our securities.

Offering Period

The Offering will terminate at the earlier of: (1) the date at which the Maximum Offering Amount has been sold, (2) December 15, 2028, or (3) the date at which the Offering is earlier terminated by the Company in its sole discretion. The Company may extend the Offering for up to one year in its discretion.

Governing Documents

The primary documents governing the rights of investors holding the securities are the Company's Articles of Incorporation (including amendments) and Bylaws. All statements regarding voting and control of the securities are qualified in their entirety by reference to these Governing Documents.

Investors should not purchase the Securities if they are not comfortable with the voting rights, lack of liquidity, and potential for dilution inherent in this investment.

LEGAL MATTERS

We have retained Hess Legal Counsel LLC to advise us in connection with the preparation of this Offering Circular, the Subscription Agreement and any other documents related thereto. Hess Legal Counsel LLC has not been retained to represent the interests of any Stockholder in connection with this offering. All prospective investors that are evaluating or purchasing shares of Class C Common Stock should retain their own independent legal counsel to review this Offering Circular, the Subscription Agreements and any other documents and matters related whatsoever to this offering, and to advise them accordingly.

EXPERTS

Our financial statements for the years ended September 30, 2024 and September 30, 2025 referenced in this Offering Circular (incorporated by reference from the Company's 1-K filing (File No. 24R-01016) dated January 29, 2026) have been audited by Set Apart Accountancy Corp., an independent registered public accounting firm, as stated in its report appearing herein. Such financial statements have been included in reliance upon the report of such a firm given upon its authority as an expert in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC an offering statement on Form 1-A under the Securities Act with respect to the interests offered by this Offering Circular. This Offering Circular does not contain all of the information included in the Offering Statement, portions of which are omitted as permitted by the rules and regulations of the SEC. For further information pertaining to us and the interests to be sold in this offering, you should refer to the offering statement and its exhibits. Whenever we make reference in this offering circular to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the offering statement for copies of the actual contract, agreement or other document filed as an exhibit to the offering statement or such other document, each such statement being qualified in all respects by such reference. Upon the qualification of this offering, we will be subject to the informational requirements of Tier 2 of Regulation A and will be required to file annual reports, semi-annual reports, current reports and other information with the SEC. We anticipate making these documents publicly available free of charge, on our website as soon as reasonably practicable after filing such documents with the SEC.

You can read the Offering Statement and our future filings with the SEC over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

We will answer inquiries from potential investors concerning the interests, the Company and other matters relating to the offer and sale of the Shares under this Offering Circular. We will afford the potential investors the opportunity to obtain any additional information to the extent we possess such information or can acquire such information without unreasonable effort or expense that is necessary to verify the information in this Offering Circular.

Requests and inquiries regarding this offering circular should be directed to:

Frontieras North America, Inc.

1000 Main Street Suite 2300

Houston, TX 77002

Phone: (602) 509-0950

Email: invest@frontieras.com

FINANCIAL STATEMENTS

The audited financial statements for the years ended September 30, 2025 and 2024 are included at the end of this Offering Circular beginning on page F-2.

FRONTIERAS NORTH AMERICA

AUDITED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2025 AND 2024

(Expressed in United States Dollars)

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors

Frontieras North America

Houston, Texas

Opinion

We have audited the financial statements of Frontieras North America (the "Company") which comprises the balance sheets as of September 30, 2025 and September 30, 2024, and the related statements of operations, changes in stockholders' equity/(deficit), and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2025 and September 30, 2024, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 11, certain conditions indicate that the Company may not be able to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America and for the design, implementation, and maintenance of internal controls relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a period of twelve months from the date of issuance of these financial statements.

Auditor's Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal controls. Misstatements are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users made on the basis of these financial statements.

In performing an audit in accordance with GAAS, we:

• Exercise professional judgment and maintain professional skepticism throughout the audit.

• Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

• Obtain an understanding of internal controls relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal controls. Accordingly, no such opinion is expressed.

• Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

• Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

January 28, 2026

Calabasas, California

FRONTIERAS NORTH AMERICA

BALANCE SHEETS

AS OF SEPTEMBER 30, 2025 AND 2024

As of September 30,	2025	2024
(USD $ in Dollars)
ASSETS
Current Assets:
Cash	$1,473,134	$66,438
Real Estate Option Agreement	732,500	332,500
Deferred Costs	$560,144	$-
Prepaids and Other Current Assets	136,532	-
Total Current Assets	2,902,310	398,938

Propety and equipment, net	212,549	-

Total Assets	$3,114,859	$398,938

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$436,430	$165
Accrued Expense	655	15,416
Convertible Notes	-	50,000
Accrued Interest	-	2,097
Total Current Liabilities	437,085	67,678

Total Liabilities	437,085	67,678

STOCKHOLDERS' EQUITY
Common Stock Class A	5,033	5,012
Common Stock Class B	9,399	9,399
Common Stock Class C	71	-
Additional Paid in Capital	6,715,867	2,280,222
Accumulated Deficit	(4,052,596)	(1,963,373)
Total Stockholders' Equity	2,677,774	331,260
Total Liabilities and Stockholders' Equity	$3,114,859	$398,938

See accompanying notes to financial statements.

FRONTIERAS NORTH AMERICA
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED SEPTEMBER 30, 2025 AND 2024

For The Years Ended September 30,	2025	2024
(USD $ in Dollars)
Net Revenue	$-	$-
Cost of Goods Sold	-	-
Gross Profit	-	-

Operating Expenses
General and Administrative	2,012,207	916,337
Sales and Marketing	117,022	63,797
Total Operating Expenses	2,129,229	980,134

Operating Loss	(2,129,229)	(980,134)

Other Income/(Expense)
Interest Income	40,431	-
Interest Expense	(425)	(42,151)
Total Other Income/(Expense)	40,006	(42,151)

Loss Before Provision For Income Taxes	(2,089,223)	(1,022,285)
Provision/(Benefit) For Income Taxes	-	-
Net Loss	$(2,089,223)	$(1,022,285)

See accompanying notes to financial statements.

FRONTIERAS NORTH AMERICA

STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY/(DEFICIT)

FOR THE YEARS ENDED SEPTEMBER 30, 2025 AND 2024

	Class A Common Stock		Class B Common Stock		Class C Common Stock		Additional Paid In	Accumulated	Total Stockholders'
(USD $ in Dollars)	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Equity/(Deficit)
Balance-September 30, 2023	250,060,000	$5,001	-	$-	-	$-	$851,499	$(941,088)	$(84,588)
Issuance of Stock Class A	111,000	11	-	-	-	-	549,989	-	550,000
Issuance of Stock Class B	-	-	93,989,250	9,399	-	-	-	-	9,399
Capital Contribution	-	-	-	-	-	-	186,583	-	186,583
Debt to Equity Conversion	-	-	-	-	-	-	692,151	-	692,151
Net Loss	-	-	-	-	-	-	-	(1,022,285)	(1,022,285)
Balance-September 30, 2024	250,171,000	$5,012	93,989,250	$9,399	-	$-	$2,280,222	$(1,963,373)	$331,260
Issuance of Stock Class A	209,995	21	-	-	-	-	1,259,979	-	1,260,000
Issuance of Stock Class C	-	-	-	-	714,695	-	3,123,126	-	3,123,126
Capital Contribution	-	-	-	-	-	-	90	-	90
Debt to Equity Conversion	-	-	-	-	-	-	52,521	-	52,521
Net Loss	-	-	-	-	-	-	-	(2,089,223)	(2,089,223)
Balance-September 30, 2025	250,380,995	$5,033	93,989,250	$9,399	714,695	$-	$6,715,938	$(4,052,596)	$2,677,774

See accompanying notes to financial statements.

FRONTIERAS NORTH AMERICA

STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED SEPTEMBER 30, 2025 AND 2024

For The Years Ended September 30,	2025	2024
(USD $ in Dollars)
CASH FLOW FROM OPERATING ACTIVITIES
Net Loss	$(2,089,223)	$(1,022,285)
Interest expense converted to Equity	2,521	42,151

Adjustments to reconcile net loss to net cash used in operating activities:
Changes In Operating Assets and Liabilities:
Deferred Costs	(560,144)	-
Prepaids and Other Current Assets	(136,532)	7,500
Accounts Payable	223,716	(395)
Accrued Expense	(14,761)	15,416
Accrued Interest	(2,097)	(2,491)
Net Cash Used In Operating Activities	(2,576,520)	(960,104)

CASH FLOW FROM INVESTING ACTIVITIES
Payments to Extend Real Estate Option	(400,000)	(195,000)
Net Cash Used In Investing Activities	(400,000)	(195,000)

CASH FLOW FROM FINANCING ACTIVITIES
Stock Issue Class A	1,260,000	550,000
Stock Issue Class B	-	9,399
Stock Issue Class C	3,123,126	-
Capital Contribution	90	186,583
Borrowing on Convertible Notes	-	300,000
Net Cash Provided By Financing Activities	4,383,216	1,045,982

Change in Cash	1,406,696	(109,122)
Cash-Beginning of The Year	66,438	175,560
Cash-End of The year	$1,473,134	$66,438

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash (Paid) Received During The Year For:
Interest	$40,431	$-
Income Taxes	$-	$-
Non Cash Financing Activity:
Conversion of convertible notes into common stock including unpaid accrued interest	$52,521	$692,151

See accompanying notes to financial statements.

FRONTIERAS NORTH AMERICA NOTES TO FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2025 AND 2024

1. NATURE OF OPERATIONS

Frontieras North America was incorporated on March 25, 2021, in the state of Wyoming. The financial statements of Frontieras North America (which may be referred to as the "Company", "we", "us", or "our") are prepared in accordance with accounting principles generally accepted in the United States of America ("US GAAP"). The Company's headquarters are located in Houston, Texas.

Frontieras North America is an energy and environmental technology company bringing breakthrough fuel-discovery innovation to solid hydrocarbon materials. With coal as its main feedstock, Frontieras deconstructs coal to extract volatiles, moisture, and contaminants into three highly profitable forms of energy: gases, liquids and solids. Our products are sold into existing markets including diesel, aviation fuels, naphtha, metallurgical coal and hydrogen.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The summary of significant accounting policies is presented to assist in understanding the Company's financial statements. The accounting policies conform to US GAAP.

Basis of Presentation

The accounting and reporting policies of the Company conform to US GAAP. The Company has adopted September 30th as its fiscal year-end.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

Cash includes all cash in banks. The Company's cash is deposited in demand accounts at financial institutions that management believes are creditworthy. The Company's cash in bank deposit accounts, at times, may exceed federally insured limits.

Real Estate Option Agreement

The Company entered into a real estate option agreement wherein the Company has the exclusive option to acquire a certain property on which the first commercial facility will be constructed. The Company recognized the payments made under this arrangement at cost as an asset. As per the guidance under US GAAP, such costs shall be made part of the underlying property when acquired and recorded as a period expense in the statement of operations if lapsed. These amounts are carried at cost and are evaluated for impairment when events or changes in circumstances indicate that their carrying value may not be recoverable. As of September 30, 2025 and September 30, 2024, no impairment has been identified.

Long-lived assets with definite lives

Property and equipment are carried at cost less accumulated depreciation. As at September 30, 2025 no long-lived assets had been placed in service, consequently there is no accumulated depreciation. When placed in service, depreciation and amortization will be recorded applying the straight-line method over the asset's estimated useful lives.

FRONTIERAS NORTH AMERICA NOTES TO FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2025 AND 2024

Long-lived assets with definite lives are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amounts of certain assets may not be recovered over their estimated remaining useful lives ("triggering events"). Assets are grouped at the lowest level at which identifiable cash flows are largely independent of other asset groupings for impairment assessment. If there is a triggering event, we estimate future cash flows over the life of the respective assets or asset groupings in our assessment of its recoverability. These estimates of cash flows are based on historical cyclical trends in the industry as well as our expectations regarding the continuation of these trends in the future. If estimated undiscounted cash flows expected to result from the use and eventual disposition of an asset or asset group is less than its respective carrying amount, an impairment loss is recognized in the amount by which the carrying amount exceeds its estimated fair value.

Income Taxes

Frontieras North America is a C corporation for income tax purposes. The Company accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided on deferred tax assets if it is determined that it is more likely than not that the deferred tax asset will not be realized. The Company records interest, net of any applicable related income tax benefit, on potential income tax contingencies as a component of income tax expense. The Company records tax positions taken or expected to be taken in a tax return based upon the amount that is more likely than not to be realized or paid, including in connection with the resolution of any related appeals or other legal processes. Accordingly, the Company recognizes liabilities for certain unrecognized tax benefits based on the amounts that are more likely than not to be settled with the relevant taxing authority.

Concentration of Credit Risk

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be creditworthy. Balances are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

Advertising and Promotion

Advertising and promotional costs are expensed as incurred. Advertising and promotional expenses for the years ended September 30, 2025, and 2024 amounted to $117,022 and $63,797, respectively, and are included in sales and marketing expenses.

Convertible Notes

The Company accounts for convertible notes in accordance with ASC 480, Distinguishing Liabilities from Equity, and related guidance under ASC 815, Derivatives and Hedging, and ASC 825, Financial Instruments. Convertible notes are evaluated at issuance to determine whether they should be classified as a liability or equity instrument. Since the Company's notes are mandatorily redeemable in cash absent conversion and include a conversion feature that may result in the issuance of a variable number of shares, the notes do not meet the criteria for equity classification and are recorded as liabilities.

The convertible notes are carried at amortized cost, as the Company has not elected the fair value option provided under ASC 825. Interest expense is recognized using the effective interest method over the contractual term of the notes.

FRONTIERAS NORTH AMERICA NOTES TO FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2025 AND 2024

The conversion feature is not bifurcated as a separate derivative instrument because it is indexed to the Company's own stock and does not meet the criteria for derivative liability classification. Upon conversion, the carrying amount of the notes and any related accrued interest are reclassified to equity, with no gain or loss recognized.

Significant non-cash conversions of debt and accrued interest into common stock are disclosed in the statement of cash flows as non-cash financing activities.

Related Party Transactions Policy

The Company accounts for related party transactions in accordance with ASC 850, Related Party Disclosures. Related parties include the Company's executive officers, directors, principal stockholders, immediate family members of such individuals, and entities under their control or significant influence.

Transactions with related parties are recorded at the exchange amount, which represents the amount of consideration agreed upon by the parties. Management evaluates related party arrangements to determine whether the terms are consistent with those available in arm's-length transactions.

The Company discloses all material related party transactions, including the nature of the relationship, the description of the transactions, the dollar amounts involved, and any amounts due to or from related parties outstanding at the reporting date.

Subsequent Events

The Company considers events or transactions that occur after the balance sheet date but prior to the issuance of the financial statements to provide additional evidence relative to certain estimates or to identify matters that require additional disclosure. Subsequent events have been evaluated through January 28, 2026, the date the financial statements were issued.

3. DETAILS OF CERTAIN ASSETS AND LIABILITIES

Deferred Costs, Prepaids and Other Current Assets

Deferred Costs, Prepaids and Other Current Assets consist of the following items:

As of September 30,	2025	2024
Deferred Costs	$560,144	$-
Prepaid Expenses	$77,324	$-
Advance to Vendors	$55,000	$-
Employee Cash Advances	$4,209	$-
Total Deferred Costs, Prepaids and Other Current Assets	$696,676	$-

Deferred costs are specific incremental costs directly attributable to a proposed offering of securities. The deferred costs will be charged against the gross proceeds of the offering.

Real Estate Option Agreement

On March 10, 2022, the Company entered into a real estate option agreement with BJ Builders, Inc., a West Virginia Corporation. Under the agreement the Company has an exclusive option to acquire 183.4 acres of land in Mason County,

FRONTIERAS NORTH AMERICA NOTES TO FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2025 AND 2024

West Virginia, the planned site of its first facility. Upon exercising the option, the Company will purchase the land package at the agreed terms and pay the pre-agreed upon purchase price. On December 13, 2025, the option period was extended to January 16, 2026 and exercised on that date. See Note 10 for additional information on the land purchase.

During the year ended September 30, 2025, the Company made payments amounting to $400,000 in conjunction with amendments to extend the option period. The total consideration paid for the option is as follows:

As of September 30,	2025	2024
Real Estate Option Agreement	$732,500	$332,500
Total Real Estate Option Agreement	$732,500	$332,500

4. PROPERTY AND EQUIPMENT

Property and Equipment, net

Net Property and Equipment consist of the following:

As of September 30,	2025	2024
Construction in Progress	$212,549	$-
Total Property and Equipment	$212,549	$-
Less Accumulated Depreciation	$-	$-
Property and Equipment, net	$212,549	$-

Captalized property and equipment costs are for pre-construction related engineering and design costs classified as construction-in-progress. As at September 30, 2025 no long-lived assets had been placed in service, consequently there is no accumulated depreciation. When placed in service, depreciation and amortization will be recorded applying the straight-line method over the asset's estimated useful lives.

5. CAPITALIZATION AND EQUITY TRANSACTIONS

Common Stock

The Company is authorized to issue up to 500,000,000 shares of Class A common stock at a par value of $0.0001, up to 250,000,000 of Class B common stock at a par value of $0.0001, and up to 250,000,000 of Class C common stock at a par value of $0.0001. The Class A common stock has both voting rights and economic value. The Class B common stock has super-majority voting rights (ten votes per share held) but no economic value, and the Class C shares have economic value but no voting rights. As of September 30, 2025 there were 250,380,995 shares of Class A stock, 93,989,250 shares of Class B stock and 714,695 shares of Class C stock outstanding. As of September 30, 2024 there were 250,171,000 shares of Class A stock and 93,989,250 shares of Class B stock outstanding (no Class C shares had been issued).

FRONTIERAS NORTH AMERICA NOTES TO FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2025 AND 2024

On June 14, 2024, the Company's Board of Directors authorized a 5-for-1 stock split for stockholders of record as of June 30, 2024 to be effective on July 1, 2024. Accordingly, the Company has restated the number of shares outstanding as of September 30, 2024 in accordance with US GAAP to reflect the stock split.

Stock-Based Compensation

Effective July 14, 2025, the Company adopted the Frontieras North America 2025 Equity Incentive Plan (the "Plan"). The Plan is intended to attract and retain employees, consultants, and directors and to align their interest with those of the Company's shareholders.

Under the Plan, the Company is authorized to grant the following types of awards:

- Incentive Stock Options (ISOs)

- Non-qualified Stock Options (NSOs)

- Stock Appreciation Rights (SARs)

- Restricted Awards (including Restricted Stock and Restricted Stock Units)

A total of 50,000,000 shares of the Company's Common Stock ($0.0001 par value) are reserved for issuance under the Plan. Shares subject to award are canceled, forfeited, or expire prior to exercise become available again for future issuance.

During the fiscal year 2025 the Company granted stock options under the Plan. In June 2025, the Company granted an option to an officer to purchase 500,000 share of Common Stock at an exercise price of $6.00 per share.

The following table summarizes stock option activity for the year ended September30, 2025:

Weighted-Average
		Weighted-Average	Remaining Contractual	Aggregate Intrinsic
Stock Option Activity	Number of Shares	Exercise Price	Term (Years)	Value
Oustanding at October 1, 2024	-	$-
Granted	500,000	$6
Exercised	-	$-
Forfeited or Expired	-	$-
Oustanding at September 30, 2025	500,000	$6	9.71	$-
Exercisable at September 30, 2025	-	$-

As of September 30, 2025, a total of 50,000,000 shares of Common Stock were authorized for issuance under the Plan. Of this amount, 500,000 shares are subject to an outstanding option grant, and 49,500,000 shares remain available for issuance.

The options granted generally vest over a four-year period, with 1/4th of the total shares vesting on the one-year anniversary of the Vesting Commencement Date (June 16, 2026) and the remaining shares vesting in equal annual installments thereafter, subject to continuous service. The options have a maximum contractual term of 10 years from the date of grant.

FRONTIERAS NORTH AMERICA NOTES TO FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2025 AND 2024

The Company estimates the grant-date fair value of the stock options using the Black-Scholes option-pricing model. For the option granted on June 16, 2025, the following weighted-average assumptions were utilized:

As of September 30, 2025
Expected term (years)	6.25
Expected volatility	60%
Risk-free interest rate	3.9%
Expected dividend yield	0%

The expected term of employee stock options is calculated using the simplified method which takes into consideration the contractual life and vesting terms of the options.

The Company determined the expected volatility assumption for options granted using historical volatility of comparable public companies Common Stock. The Company will continue to monitor peer companies and other relevant factors used to measure expected volatility for future stock option grants, until such time that the Company's Common Stock has enough market history to use historical volatility.

The risk-free interest rate assumption for options granted is based upon observed interest rates on the Unites States government securities appropriate for the expected term of the Company's employee stock options.

The dividend yield assumption for option granted is based on the Company's history and expectation of dividend payouts. The Company has never declared or paid any cash dividends on its Common Stock, and the Company does not anticipate paying any cash dividends in the foreseeable future.

The stock options granted in 2025 have a service-based vesting period that commences on June 16, 2026. Accordingly, consistent with the Company's service-based vesting requirements, no stock-based compensation expense was recognized for the fiscal year ended September 30, 2025. Future stock-based compensation expense will be recognized over the applicable service period as the awards vest.

6. DEBT

Convertible Notes

Below are the details of the convertible notes:

					As of September 30, 2025			As of September 30, 2024
	Principal	Interest	Borrowing	Maturity	Current	Non-Current	Total	Current	Non-Current	Total
Debt Instrument Name	Amount	Rate	Period	Date	Portion	Portion	Indebtedness	Portion	Portion	Indebtedness
2024 Convertible Note - a certain lender	$50,000	10%	04/30/2024	10/31/2024	$-	$-	$-	$50,000	$-	$50,000
					$-	$-	$-	$50,000	$-	$50,000

The convertible notes were convertible into Class A common shares at a conversion price. The outstanding principal amount and accrued interest of this debenture may be converted into shares of Class A common stock of the Company ("Shares") at a price equal to twenty-five dollars ($25.00) per share (five dollars ($5.00) per share post-stock split). Since the conversion feature is convertible into a variable number of shares and does not have fixed-for-fixed features, the conversion feature was not bifurcated and recorded separately. The convertible promissory notes meet the Variable- Share Obligations requirements for classification under ASC 480 and, as a result, are required to be classified as a liability and carried at amortized cost as the Company has not made an election pursuant to one of the fair value options provided within ASC 815 and ASC 825.

FRONTIERAS NORTH AMERICA NOTES TO FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2025 AND 2024

For the years ended September 30, 2025 and September 30, 2024 a total of $52,521 and $692,151, respectively, in notes payable and accrued interest were settled and the noteholders received Class A shares. As of September 30, 2025 all noteholders settled the notes by executing the Option Agreement entered with Frontier Applied Sciences, Inc. (FAS). The Option Agreement gave each noteholder the option to purchase FAS shares at a specified price up to the amount of their note principal and accrued interest and, in addition, FAS transferred five shares of class A FNA common stock it holds. A total of $700,000 in note principal and $44,672 accrued interest was settled through the option agreement, resulting in FAS transferring 2,497,635 shares it held to the noteholders.

7. INCOME TAXES

The provision for income taxes consists of the following:

For the Year Ended September 30,	2025	2024
Provision for Income Tax	$(373,210)	$(213,915)
Valuation Allowance	$373,210	$213,915
Net Provision for Income Tax	$-	$-

Significant components of the Company's deferred tax assets and liabilities are as follows:

As of September 30,	2025	2024
Net Operating Loss and Other Carry-Forwards	$848,280	$393,755
Valuation Allowance	$(848,280)	$(393,755)
Total Deferred Tax Asset	$-	$-

Management assesses the available positive and negative evidence to estimate if sufficient future taxable income will be generated to use the existing deferred tax assets. On the basis of this evaluation, the Company has determined that it is more likely than not that the Company will not recognize the benefits of the federal net deferred tax assets, and, as a result, a full valuation allowance has been set against its net deferred tax assets as of September 30, 2025, and September 30, 2024. The amount of the deferred tax asset to be realized could be adjusted if estimates of future taxable income during the carryforward period are reduced or increased.

For the fiscal year ending September 30, 2025, the Company had federal cumulative net operating loss ("NOL") carryforwards of $3,648,568. Utilization of some of the federal NOL carryforwards to reduce future income taxes will depend on the Company's ability to generate sufficient taxable income prior to the expiration of the carryforwards. The federal net operating loss carryforward is subject to an 80% limitation on taxable income, does not expire, and will carry on indefinitely.

The Company recognizes the impact of a tax position in the financial statements if that position is more likely than not to be sustained on a tax return upon examination by the relevant taxing authority based on the technical merits of the position. As of September 30, 2025 and September 30, 2024, the Company had no unrecognized tax benefits.

FRONTIERAS NORTH AMERICA NOTES TO FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2025 AND 2024

The Company recognizes interest and penalties related to income tax matters in income tax expense. As of September 30, 2025, and September 30, 2024, the Company had no accrued interest and penalties related to uncertain tax positions.

8. RELATED PARTY TRANSACTIONS

The Company compensates its operating principals (CEO, CTO, CFO, CCO, VP Corporate Affairs) via independent contractor arrangements. For the years ended September 30, 2025 and 2024, these payments totaled $1,176,375 and $640,000, respectively. There were no other related party transactions during these fiscal years.

9. COMMITMENTS AND CONTINGENCIES

Contingencies

The Company's operations are subject to a variety of local and state regulations. Failure to comply with one or more of those regulations could result in fines, restrictions on its operations, or loss of permits that could result in the Company ceasing operations.

Litigation and Claims

From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of September 30, 2025 and 2024, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of the Company's operations.

10. SUBSEQUENT EVENTS

The Company has evaluated subsequent events for the period from September 30, 2025, through January 28, 2026, which is the date the financial statements were available to be issued.

In October of 2025, the Company launched a Regulation Crowdfunding ("Reg CF") capital raise closed in November of 2025 and the Company raised over $800,000 of new working capital for its operations, less fundraising expenses. The raise was a continuation of an earlier Reg CF capital raise that closed in April 2025.

In December of 2025, the Company launched a Regulation A+ ("Reg A+") capital raise. As at January 28, 2026 the Company raised approximately $700,000 of new working capital for its operations, less fundraising expenses.

Subsequent to year-end, the company extended its real estate option agreement for 183.4 acres in Mason County, West Virginia, with non-refundable payments applied to the purchase price. On December 13, 2025, the option period was extended to June 16, 2026, with a $50,000 payment, increasing the option value to $882,500. On January 16, 2026, the Company finalized the purchase of the land for a purchase price of $4,835,000. Payments totaling $882,500 made under the option agreement were applied to the purchase price. To finance the land purchase the Company executed a promissory note for $3,585,000 due July 15, 2026.

There have been no other events or transactions during this time which would have a material effect on these financial statements.

FRONTIERAS NORTH AMERICA NOTES TO FINANCIAL STATEMENTS AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2025 AND 2024

11. GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a net operating loss of $2,089,223, an operating cash outflow of $2,363,971 and liquid assets in cash of $1,473,134, which is less than a year's worth of cash reserves as of September 30, 2025. These factors normally raise substantial doubt about the Company's ability to continue as a going concern.

The Company's ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results.

Management has evaluated these conditions and plans to raise capital as needed to satisfy its capital needs. During the next twelve months, the Company intends to fund its operations through debt and/or equity financing. As noted in the preceding Footnote 10, the Company raised capital of approximately $1,500,000 subsequent to September 30, 2025.

However, there are no assurances that management will be able to continue to raise capital on terms acceptable to the Company. If it is unable to obtain sufficient amounts of additional capital, it may be required to reduce the scope of its planned development, which could harm its business, financial condition, and operating results. The accompanying financial statements do not include any adjustments that might result from these uncertainties.

Part III

Exhibit Index

The exhibits listed in the exhibit index below are either (i) filed with this report and designated with a *; (ii) incorporated by reference to exhibits previously filed with the Company's Offering Statement on Form 1-A (File No. 024-12682), as qualified on December 15, 2025; or (iii) incorporated by reference to exhibits previously filed with the Company's 1-K filing (File No. 24R-01016) dated January 29, 2026, in each case as indicated below.

Exhibit No.	Description
2.1	(incorporated by reference (ii)) Articles of Incorporation of Frontieras North America, filed with the Wyoming Secretary of State on March 25, 2021
2.2	(incorporated by reference (ii)) Articles of Amendment filed August 11, 2024 (authorizing Class A, Class B, and Class C Common Stock) and Article V Text
2.3	(incorporated by reference (ii) ) Bylaws of Frontieras North America, Inc.
3.1	* Form of Subscription Agreement (Regulation A Offering)
6.1	(incorporated by reference (ii)) License Agreement between Frontieras North America, Inc. and Frontier Applied Sciences, Inc., dated July 22, 2022
6.2a	(incorporated by reference (ii)) Real Estate Option Agreement between Frontieras North America, Inc. and BJ Builders, Inc., dated March 10, 2022
6.2c	*Addendum No. 10 to Real Estate Option Agreement, dated December 13, 2025
6.2d	*Real Estate Purchase Agreement between Frontieras North America, Inc. and BJ Builders, Inc., dated January 16, 2026.
6.2e	*Post Closing Covenant Agreement between Frontieras North America, Inc. and BJ Builders, Inc., dated January 16, 2026
6.2f	*Promissory Note between Frontieras North America, Inc. and BJ Builders, Inc., dated January 16, 2026
6.3	(incorporated by reference) JEPCO Engineering Services Agreement dated March 22, 2022.
6.4	(incorporated by reference (ii)) Share Purchase Agreement between Frontieras North America, Inc. and GEM Global Yield LLC SCS, dated November 26, 2024
6.5	(incorporated by reference (ii) ) Consolidated Asset Management Services (CAMS) Master Services Agreement (unsigned)
6.6a	(incorporated by reference (ii)) Frontieras North America 2025 Equity Incentive Plan, dated July 14, 2025
6.6b	(incorporated by reference (ii)) Form of Stock Option Grant Notice, Option Agreement, and Notice of Exercise (under the 2025 Equity Incentive Plan)
6.6c	*Frontieras North America Amended and Restated 2025 Equity Incentive Plan, dated December 29, 2025
6.6d	*Form of Stock Option Grant Notice, Option Agreement, and Notice of Exercise (under the Amended and Restated 2025 Equity Incentive Plan)
6.7a	(incorporated by reference (ii)) Employment Agreement with Jose Lopez, Chief Financial Officer, dated August 21, 2025
6.7b	(incorporated by reference (ii) ) Lopez Stock Option Grant (unsigned)
6.8	* Dealmaker Order Form (Reg A), dated March 18, 2026
8.1	* Opinion of Hess Legal Counsel regarding the legality of the securities offered
11.1	(incorporated by reference (iii) Consent of Independent Registered Public Accounting Firm (Auditor's Consent)

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A/A and has duly caused this Offering Circular to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on [DATE OF PQA].

FRONTIERAS NORTH AMERICA, INC.

Frontieras North America
(Issuer)

By: /s/ Matthew McKean
(Signature)

Matthew McKean
(Name)

Chief Executive Officer
(Title)

Frontieras North America
(Issuer)

By: /s/ Jose Lopez
(Signature)

Jose Lopez
(Name)

Chief Financial Officer
(Title)

This Offering Circular has been signed by the following persons in the capacities and on the dates indicated.

/s/ Matthew McKean
(Signature)

Matthew McKean
(Name)

Director
(Title)

April 23, 2026
(Date)

/s/ Joseph Witherspoon
(Signature)

Joseph Witherspoon
(Name)

Director
(Title)

April 23, 2026
(Date)

/s/ Jose Lopez
(Signature)

Jose Lopez
(Name)

Director
(Title)

April 23, 2026
(Date)

/s/ Stephen R. Boatwright
(Signature)

Stephen R. Boatwright
(Name)

Director
(Title)

April 23, 2026
(Date)

/s/ John Venners
(Signature)

John Venners
(Name)

Director
(Title)

April 23, 2026
(Date)

/s/ Jean Abiasi
(Signature)

Jean Abiassi
(Name)

Director
(Title)

April 23, 2026
(Date)